Exhibit 3.1

amended and restated BYE-LAWS

OF

Enstar group limited

______________________________________

For and on behalf of

Conyers Corporate Services (Bermuda) Limited

Secretary

Adopted: 2 July 2025

AMENDED AND RESTATED BYE-LAWS

OF

ENSTAR GROUP LIMITED

i

ELECTRONIC PARTICIPATION IN MEETINGS	13

QUORUM AT GENERAL MEETINGS	14

CHAIR TO PRESIDE AT GENERAL MEETINGS	14

VOTING ON RESOLUTIONS	14

POWER TO DEMAND A VOTE ON A POLL	15

VOTING BY JOINT HOLDERS OF SHARES	15

INSTRUMENT OF PROXY	16

REPRESENTATION OF CORPORATE SHAREHOLDER	16

ADJOURNMENT OF GENERAL MEETING	16

WRITTEN RESOLUTIONS	16

DIRECTORS' ATTENDANCE AT GENERAL MEETINGS	17

ELECTION OF DIRECTORS	17

NUMBER OF DIRECTORS	17

TERM OF OFFICE OF DIRECTORS	18

REMOVAL OF DIRECTORS	18

VACANCY IN THE OFFICE OF DIRECTOR	18

ALTERNATE DIRECTORS	18

DIRECTORS TO MANAGE BUSINESS	19

POWERS OF THE BOARD OF DIRECTORS	20

REGISTER OF DIRECTORS AND OFFICERS	21

APPOINTMENT OF OFFICERS	21

APPOINTMENT OF SECRETARY AND RESIDENT REPRESENTATIVE	21

DUTIES OF OFFICERS	21

DUTIES OF THE SECRETARY	21

REMUNERATION OF OFFICERS	21

CONFLICTS OF INTEREST	21

LIABILITY AND INDEMNIFICATION	22

BOARD MEETINGS AND VOTING	24

NOTICE OF BOARD MEETINGS	24

ELECTRONIC PARTICIPATION IN MEETINGS	24

REPRESENTATION OF CORPORATE DIRECTOR	24

QUORUM AT BOARD MEETINGS	24

BOARD TO CONTINUE IN THE EVENT OF VACANCY	25

CHAIR TO PRESIDE	25

WRITTEN RESOLUTIONS	25

VALIDITY OF PRIOR ACTS OF THE BOARD	25

MINUTES	26

PLACE WHERE CORPORATE RECORDS KEPT	26

FORM AND USE OF SEAL	26

BOOKS OF ACCOUNT	26

FINANCIAL YEAR END	26

ANNUAL AUDIT	26

APPOINTMENT OF AUDITOR	27

REMUNERATION OF AUDITOR	27

DUTIES OF AUDITOR	27

CHANGE TO THE COMPANY’S AUDITORS	27

ACCESS TO RECORDS	27

FINANCIAL STATEMENTS	27

DISTRIBUTION OF AUDITOR’S REPORT	27

VACANCY IN THE OFFICE OF AUDITOR	28

WINDING-UP	28

CHANGES TO BYE-LAWS	28

CHANGES TO THE MEMORANDUM OF ASSOCIATION	28

MERGER AND AMALGAMATION	28

DISCONTINUANCE	28

SCHEDULE I SERIES C PARTICIPATING NONVOTING PERPETUAL PREFERRED SHARE RIGHTS	29

SCHEDULE II	36

7.00% FIXED-TO-FLOATING RATE PERPETUAL NON-CUMULATIVE PREFERENCE SHARES, SERIES D RIGHTS	36

SCHEDULE III	54

7.00% FIXED-TO-FLOATING RATE PERPETUAL NON-CUMULATIVE PREFERENCE SHARES, SERIES E RIGHTS	54

SCHEDULE IV	69

ACTIONS NOT TO BE TAKEN BY THE BOARD	69

DEFINITIONS

1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

"Affiliate" has the meaning as set out in the Topco Operating Agreement.

"Alternate Director" means an alternate director appointed in accordance with these Bye-laws. "Auditor" includes a company, individual or partnership.

"Board" means the board of Directors (including a sole Director) appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Companies Act and these Bye- laws or the Director(s) present at a meeting of Director(s) at which there is a quorum.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Bermuda are authorised or required by law to close.

"Bye-laws" means these bye-laws adopted by the Company as from time to time amended.

"Class A Directors" means up to three Persons as may be appointed by the Voting Shareholder in its sole discretion.

“Class A Director Voting Power” means, as of any time, an amount equal to the number of Directors appointed to the Board that are not Class A Directors plus one.

"Independent Directors" means up to six Persons who are independent of the Group, the Sixth Street Group and the Qualifying Direct Co-Investors, as may be appointed by the Voting Shareholder in its sole discretion.

"Companies Act" means the Companies Act 1981 (as amended).

"Company" means the company for which these Bye-laws are approved and confirmed.

"Contract" means a written agreement, instrument or other writing which creates or affects rights or obligations.

"Director" means a director of the Company for the time being and shall include an Alternate Director, a Class A Director, Independent Director and Executive Director.

"Executive Director" means a Person who may be appointed by the Voting Shareholder in its sole discretion and designated as an Executive Director.

"Group" has the meaning as set out in the Topco Operating Agreement.

"Indemnified Person" means any Director, Officer or Resident Representative of the Company or any of their respective affiliates, or any employee, director, officer, agent, shareholder, member, limited partner or general partner of the foregoing.

"notice" means written notice as further provided in these Bye-laws unless otherwise specifically stated.

"Officer" means any person appointed by the Board to hold an office in the Company.

"Person" shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, a limited liability partnership, an investment fund, a limited liability company, a company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Qualifying Direct Co-Investors" has the meaning as set out in the Topco Operating Agreement. "Register of Directors and Officers" means the register of directors and officers of the Company. "Register of Shareholders" means the register of members of the Company.

"Registered Office" shall be at such place in Bermuda as the Board shall from time to time appoint.

"Resident Representative" means any person appointed to act as resident representative and includes any deputy or assistant resident representative.

"Resolution" means a resolution of the Shareholders entitled to vote and holding a majority of the issued shares of the Company or, where required, of a separate class or separate classes of Shareholders, adopted either in a general meeting or by written resolution, in accordance with the provisions of these Bye-laws.

"Secretary" means the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary.

"Shareholder" means the person registered in the Register of Shareholders as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons, as the context so requires.

"shares" means shares in the capital of the Company of whatever class.

"Sixth Street Group" has the meaning as set out in the Topco Operating Agreement.

"Topco Operating Agreement" means the amended and restated limited liability company operating agreement of Elk Topco, LLC, a Bermuda exempted limited liability company, as amended from time to time.

"Treasury Share" means a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

"Voting Shareholder" means Elk Bidco Limited, a Bermuda exempted company limited by shares and any Affiliate of Elk Bidco Limited that is admitted as a Shareholder holding all of the Common

Shares in the Company, in each case for so long as such Person holds any Common Shares in the Company carrying the right to vote.

2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(d)	any reference to a statutory provision shall be deemed to include any amendment or re- enactment thereof; and

(e)	unless otherwise provided herein, words or expressions defined in the Companies Act shall bear the same meaning in these Bye-laws.

3.	In these Bye-laws expressions referring to "writing" or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

POWER TO ISSUE SHARES

5.	Subject to these Bye-laws and to any Resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital.

6.	Without limitation to the provisions of Bye-law 9, subject to the Companies Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board (before the issue or conversion).

POWER OF THE COMPANY TO PURCHASE ITS OWN SHARES

7.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Companies Act on such terms as the Board shall think fit.

8.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Companies Act and shares so purchased by the Company under this Bye-law shall be treated as cancelled and the amount of the Company's issued share capital shall be reduced by the nominal value of those shares accordingly but the purchase of shares under this Bye-law 8 shall not be taken as reducing the amount of the Company's authorised share capital.

RIGHTS ATTACHING TO SHARES

9.	The share capital of the Company shall be divided into two classes: (i) ordinary shares of par value US$1.00 each (the "Common Shares"), and (ii) preference shares of par value US$1.00 each (the "Preference Shares").

10.	The holders of the Common Shares shall, subject to these Bye-laws (and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	shall generally be entitled to enjoy all of the rights attaching to shares.

11.	The Preference Shares shall be divided into the following: (i) 388,571 Series C Participating Non-Voting Perpetual Preferred Shares, with shall have the rights set out in Schedule I hereto, (ii) 16,000 7.00% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series D, which shall have the rights set out in Schedule II hereto, (iii) 5,060 7.00% Fixed-to-Floating Rate Perpetual Non- Cumulative Preference Shares, Series E, which shall have the rights set out in Schedule III hereto, and (iv) the remainder of the Preferred Shares shall be undesignated.

12.	The Board is authorised to provide for the issuance of any undesignated Preference Shares in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attaching to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether that series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)	whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in the case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

13.	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and issued Preference Shares of the same series and may be reissued as part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

14.	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions or other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

15.	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Companies Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

CALL ON SHARES

16.	The Board may make such calls as it thinks fit upon the Shareholders in respect of any moneys (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Shareholders (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

17.	Any sum which by the terms of allotment of a share becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of a premium, shall for all the purposes of these Bye-laws be deemed to be a call duly made and payable, on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs, charges, expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

18.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

19.	The Company may accept from any Shareholder the whole or a part of the amount remaining unpaid on any shares held by such Shareholder, although no part of that amount has been called up.

FORFEITURE OF SHARES

20.	If any Shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted or held by such Shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Shareholder a notice in writing in the form, or as near thereto as circumstance permit confirming that they forfeit the right to such shares, as follows:

Notice of Liability to Forfeiture for Non-Payment of Call

[Name] (the "Company")

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Shareholders of the Company, on [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

21.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

22.	A Shareholder whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

23.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

SHARE CERTIFICATES

24.	Every Shareholder shall be entitled to a certificate under the common seal of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by electronic or mechanical means.

25.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted or transferred.

26.	The holder of any shares of the Company shall immediately notify the Company of any loss, destruction or mutilation of the certificate therefor, and the Board, may, in its discretion, cause to be issued to such holder a new certificate or certificates for such shares, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board may, in its discretion, require the owner of the lost or destroyed certificate or their legal representative to give the Company a bond in such sum and with such surety or sureties as it may direct to indemnify the Company against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

FRACTIONAL SHARES

27.	The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

REGISTER OF SHAREHOLDERS

28.	The Board shall cause to be kept in one or more books a Register of Shareholders and shall enter therein the particulars required by the Companies Act.

29.	The Register of Shareholders shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of Shareholders may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole thirty days in each year.

REGISTERED HOLDER ABSOLUTE OWNER

30.	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

TRANSFER OF REGISTERED SHARES

31.	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances permit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[Name] (the "Company")

FOR VALUE RECEIVED                         [amount] , I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address] , [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

32.	Unless otherwise agreed by the Board, such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Shareholders.

33.	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share. If the Board refuses to register a transfer of any share, the Secretary shall, within ten business days after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

34.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates (if such a certificate has been issued in accordance with Bye-law 24) and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

35.	The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

36.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Shareholder may transfer any such share to the executors or administrators of such deceased Shareholder.

37.	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

TRANSMISSION OF REGISTERED SHARES

38.	In the case of the death of a Shareholder, the survivor or survivors where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder's interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Shareholder with other persons. Subject to the Companies Act, for the purpose of this Bye-law, legal personal representative means the executor or administrator of a deceased Shareholder or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Shareholder.

39.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances permit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Shareholder

[Name] (the "Company")

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Shareholder] to [number] share(s) standing in the Register of Shareholders of the Company in the name of the said [name of deceased/bankrupt Shareholder] instead of being registered myself/ourselves, elect to have [name of transferee] (the "Transferee") registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Signed by:	In the presence of:

Transferee	Witness

40.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Shareholder.

41.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

POWER TO ALTER CAPITAL

42.	The Company may, if authorised by resolution of the Board, divide, consolidate and subdivide its share capital in any manner permitted by the Companies Act.

43.	The Company may, if authorised by Resolution, increase, change the currency denomination of, reduce, cancel, diminish or otherwise alter, its share capital in any manner permitted by the Companies Act.

44.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

VARIATION OF RIGHTS ATTACHING TO SHARES

45.	Subject to the Companies Act, all or any of the rights for the time being attached to any class of shares for the time being issued may, from time to time (whether or not the Company is being wound-up), be varied, altered or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a Resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class. The provisions of these Bye-laws as to general meetings shall apply mutatis mutandis to any such separate general meeting provided that the necessary quorum shall be two persons at least holding or representing by proxy not less than one-third of the issued shares of the class, provided that. if the Company has only one Shareholder, that Shareholder present in person or by proxy shall constitute a quorum. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS

46.	The Board may, subject to these Bye-laws and in accordance with the Companies Act, declare a dividend or a distribution out of contributed surplus to be paid, or distributed, to the Shareholders, in proportion to the number of shares held by them, and such dividend or distribution may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

47.	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend.

48.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

49.	The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company.

50.	Unless otherwise specified in the terms and conditions of issue of the relevant class of shares, no unpaid dividend or distribution shall bear interest as against the Company.

POWER TO SET ASIDE PROFITS

51.	The Board may, before declaring a dividend or distribution, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or distributions or for any other purpose.

METHOD OF PAYMENT

52.	Any dividend, interest, or other moneys payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Shareholders, or to such person and to such address as the holder may in writing direct, or by transfer to such account as the Shareholder may direct in writing.

53.	In the case of joint holders of shares, any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Shareholders, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

54.	The Board may deduct from the dividends or distributions payable to any Shareholder all moneys due from such Shareholder to the Company on account of calls or otherwise.

55.	Any dividend and or other monies payable in respect of a share which has remained unclaimed for 7 years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

56.	The Company shall be entitled to cease sending dividend cheques and warrants by post or otherwise to a Shareholder if those instruments have been returned undelivered to, or left uncashed by, that Shareholder on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the Shareholder’s new address. The entitlement conferred on the Company by this Bye-law 56 in respect of any Shareholder shall cease if the Shareholder claims a dividend or cashes a dividend cheque or warrant.

CAPITALISATION

57.	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Shareholders.

58.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

ANNUAL GENERAL MEETINGS

59.	Subject to any election made by the Company in accordance with the Companies Act to dispense with the requirement to hold annual general meetings, the Company shall hold an annual general meeting in each year (other than the year of incorporation) at such place, date and hour as the the chair of the Board (if any) or any Director and the Secretary or the Board shall appoint.

SPECIAL GENERAL MEETINGS

60.	The chair of the Board (if any) or any Director and the Secretary of the Board or the Board may convene a special general meeting whenever in their judgement such a meeting is necessary.

REQUISITIONED GENERAL MEETINGS

61.	On the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, the Board shall forthwith proceed to convene a special general meeting and the provisions of the Companies Act shall apply.

NOTICE

62.	At least five days’ notice of an annual general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the place, date and hour at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

63.	At least five days’ notice of a special general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

64.	The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting.

65.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

66.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

GIVING NOTICE AND ACCESS

67.	A notice may be given by the Company to a Shareholder:

(a)	by delivering it to such Shareholder in person; or

(b)	by sending it by letter mail or courier to such Shareholder’s address in the Register of Shareholders; or

(c)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Shareholder to the Company for such purpose; or

(d)	by delivering it in accordance with the provisions of the Companies Act pertaining to the delivery of electronic records by publication on a website.

68.	Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

69.	Any notice (save for one delivered in accordance with Bye-law 67(d)) shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier, or transmitted by electronic means.

70.	In the case of information or documents delivered in accordance with Bye-law 67(d), service shall be deemed to have occurred when the requirements of the Companies Act in that regard have been met.

POSTPONEMENT OF GENERAL MEETING

71.	The Secretary may postpone any general meeting called in accordance with these Bye-laws (other than a meeting requisitioned under these Bye-laws) provided that notice of postponement is given to the Shareholders before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Shareholder in accordance with these Bye-laws.

ELECTRONIC PARTICIPATION IN MEETINGS

72.	Shareholders may participate in any general meeting by such telephone, videoconference, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

QUORUM AT GENERAL MEETINGS

73.	At any general meeting two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Shareholder, one Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

74.	If within half an hour of the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

CHAIR TO PRESIDE AT GENERAL MEETINGS

75.	The chair of the Board, if there be one, shall act as chair at all general meetings at which such person is present. In their absence a chair shall be appointed or elected by those present at the meeting and entitled to vote.

VOTING ON RESOLUTIONS

76.	Subject to the Companies Act and these Bye-laws, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the proposed Resolution shall fail.

77.	No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all shares held by such Shareholder.

78.	At any general meeting a proposed Resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Bye-laws, every Shareholder present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising their hand.

79.	In the event that a Shareholder participates in a general meeting by telephone, videoconference, electronic or other communication facilities or means, the chair of the meeting shall direct the manner in which such Shareholder may cast their vote on a show of hands.

80.	At any general meeting if an amendment is proposed to any proposed Resolution under consideration and the chair of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive Resolution shall not be invalidated by any error in such ruling.

81.	At any general meeting a declaration by the chair of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

POWER TO DEMAND A VOTE ON A POLL

82.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chair of such meeting; or

(b)	at least three Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	any Shareholder or Shareholders present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

83.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, video, electronic or other communication facilities or means, in such manner as the chair of the meeting may direct and the result of such poll shall be deemed to be the Resolution of the meeting at which the poll was demanded and shall replace any previous Resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all their votes or cast all the votes they use in the same way.

84.	A poll demanded for the purpose of electing a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chair (or acting chair) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

85.	Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record their vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, videoconference, electronic or other communication facilities or means shall cast their vote in such manner as the chair shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chair for the purpose and the result of the poll shall be declared by the chair.

VOTING BY JOINT HOLDERS OF SHARES

86.	In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

INSTRUMENT OF PROXY

87.	An instrument appointing a proxy shall be in writing in such form as the chair of the meeting shall accept.

88.	The instrument appointing a proxy must be received by the Company at the Registered Office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the instrument appointing a proxy proposes to vote, and an instrument appointing a proxy which is not received in the manner so prescribed shall be invalid.

89.	A Shareholder who is the holder of two or more shares may appoint more than one proxy to represent such Shareholder and vote on such Shareholder's behalf in respect of different shares.

90.	The decision of the chair of any general meeting as to the validity of any appointment of a proxy shall be final.

REPRESENTATION OF CORPORATE SHAREHOLDER

91.	A corporation which is a Shareholder may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

92.	Notwithstanding the foregoing, the chair of the meeting may accept such assurances as they think fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

ADJOURNMENT OF GENERAL MEETING

93.	The chair of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Bye-laws.

WRITTEN RESOLUTIONS

94.	Subject to these Bye-laws, anything which may be done by Resolution of the Company in a general meeting or by Resolution of a meeting of any class of the Shareholders may, without a meeting, be done by written Resolution in accordance with this Bye-law.

95.	Notice of a proposed written Resolution shall be given, and a copy of the proposed written Resolution shall be circulated to all Shareholders who would be entitled to attend a meeting and vote thereon. The accidental omission to give notice to, or the non-receipt of a notice by, any Shareholder does not invalidate the passing of a written Resolution.

96.	A written Resolution is passed when it is signed by (or, in the case of a Shareholder that is a corporation, on behalf of), the Shareholders who at the date that the notice is given represent such majority of votes as would be required if the proposed Resolution was voted on at a meeting of Shareholders at which all Shareholders entitled to attend and vote thereat were present and voting.

97.	A written Resolution may be signed in any number of counterparts.

98.	A written Resolution made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Shareholders, as the case may be, and any reference in any Bye-law to a meeting at which a Resolution is passed or to Shareholders voting in favour of a Resolution shall be construed accordingly.

99.	A written Resolution made in accordance with this Bye-law shall constitute minutes for the purposes of the Companies Act.

100.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of such Auditor's term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of such Director's term of office.

101.	For the purposes of this Bye-law, the effective date of the Resolution is the date when the Resolution is signed by (or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Companies Act, on behalf of) the last Shareholder whose signature results in the necessary voting majority being achieved and any reference in any Bye- law to the date of passing of a Resolution is, in relation to a Resolution made in accordance with this Bye-law, a reference to such date.

DIRECTORS' ATTENDANCE AT GENERAL MEETINGS

102.	The Directors shall be entitled to receive notice of, attend, and be heard at any general meeting.

ELECTION OF DIRECTORS

103.	The Board of Directors shall be elected or appointed in the first place at the statutory meeting of the Company and thereafter, except in the case of a casual vacancy, at the annual general meeting or at any special general meeting called for that purpose.

104.	At any general meeting, the Voting Shareholder may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

NUMBER OF DIRECTORS

105.	The Board shall consist of ten Directors or such other number as the Voting Shareholder may determine. The Board shall comprise Class A Directors, Independent Directors and an Executive Director as appointed by the Voting Shareholder in accordance with Bye-law 103.

TERM OF OFFICE OF DIRECTORS

106.	Directors shall hold office for such term as the Voting Shareholder may determine or, in the absence of such determination, until the earlier of the next annual general meeting; when their successors are elected or appointed; or their office is otherwise vacated.

REMOVAL OF DIRECTORS

107.	Subject to any provision to the contrary in these Bye-laws, the Voting Shareholders entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director no fewer than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

108.	If a Director is removed from the Board under this Bye-law, the Voting Shareholder may fill the vacancy at the meeting at which such Director is removed. In the absence of such election or appointment, the Board may fill the vacancy.

VACANCY IN THE OFFICE OF DIRECTOR

109.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or insolvent, or makes an arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such Director's office is vacated, or dies; or

(d)	resigns their office by notice to the Company which need not be in writing.

ALTERNATE DIRECTORS

110.	At any general meeting, the Voting Shareholder may elect a person or persons to act as a Director in the alternative to any one or more Directors or may authorise the Board to appoint such Alternate Directors.

111.	Unless the Voting Shareholder otherwise resolves, any Director may appoint a person or persons to act as a Director as alternate to such Director by notice deposited with the Secretary.

112.	Any person elected or appointed pursuant to Bye-laws 110 or 111 shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

113.	An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

114.	An Alternate Director's office shall terminate:

(a)	in the case of an Alternate Director elected by the Voting Shareholder:

(i)	on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to the Director for whom they were elected to act in the alternative, would result in the termination of that Director; or

(ii)	if the Director for whom they were elected to act in the alternative ceases for any reason to be a Director, provided that the Alternate Director removed in these circumstances may be re-appointed by the Board as an alternate to the person appointed to fill the vacancy; and

(b)	in the case of an Alternate Director appointed by a Director:

(i)	on the occurrence in relation to the Director of any event which, if it occurred in relation to their appointor, would result in the termination of the appointor's directorship; or

(ii)	when the Alternate Director's appointor revokes the appointment by notice in writing to the Company specifying when the appointment is to terminate; or

(iii)	if the Alternate Director's appointor ceases for any reason to be a Director.

REMUNERATION OF DIRECTORS

115.	The remuneration (if any) of the Directors shall be determined by the Company in a general meeting and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them (or in the case of a director that is a corporation, by its representative or representatives) in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

DEFECT IN APPOINTMENT

116.	All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

DIRECTORS TO MANAGE BUSINESS

117.	Subject to Bye-law 119, the business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Companies Act or by these Bye-laws, required to be exercised by the Company in general meeting.

POWERS OF THE BOARD OF DIRECTORS

118.	Subject to Bye-law 119, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every committee shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

119.	Notwithstanding anything to the contrary in these Bye-laws, the Board shall not take any of the actions set out in Schedule IV hereto.

REGISTER OF DIRECTORS AND OFFICERS

120.	The Secretary shall establish and maintain a Register of the Directors and Officers of the Company as required by the Companies Act.

121.	The Register of the Directors and Officers shall be open to inspection without charge at the Registered Office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each Business Day be allowed for inspection. The Register of the Directors and Officers may, after notice has been given in accordance with the Companies Act, be closed for any time or times not exceeding in the whole thirty days in each year.

APPOINTMENT OF OFFICERS

122.	The Board may appoint such officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

APPOINTMENT OF SECRETARY AND RESIDENT REPRESENTATIVE

123.	The Secretary, and Resident Representative, if necessary, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Board.

DUTIES OF OFFICERS

124.	The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

DUTIES OF THE SECRETARY

125.	The duties of the Secretary shall be those prescribed by the Companies Act together with such other duties as shall from time to time be prescribed by the Board.

REMUNERATION OF OFFICERS

126.	The Officers shall receive such remuneration as the Board may determine.

CONFLICTS OF INTEREST

127.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

128.	A Director who is directly or indirectly interested in a Contract or proposed Contract or arrangement with the Company shall declare the nature of such interest as required by the Companies Act.

129.	A transaction entered into by the Company in respect of which a Director is interested is voidable by the Company unless the Director discloses their interest to the Board at the earliest opportunity, unless the transaction or proposed transaction: (a) is between the Director and the Company; and (b) is entered into on the ordinary course of the Company's business and on usual terms and conditions.

130.	Following a declaration being made pursuant to this Bye-law, a Director may vote in respect of any Contract or proposed Contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting and no such Contract or proposed Contract or arrangement shall be void or voidable by reason only that the Director who made the declaration voted on it or was counted in the quorum of the relevant meeting and such Director shall not be liable to account to the Company for any profit realised thereby.

131.	Subject to the Companies Act and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that they are a director or officer or have an interest in any business entity and is to be regarded as interested in any transaction or arrangement made with that business entity shall be sufficient declaration of interest in relation to any transaction or arrangement so made.

LIABILITY AND INDEMNIFICATION

132.	The Company shall, to the fullest extent permitted by Law, indemnify an Indemnified Person and hold such Indemnified Person harmless against losses, costs, claims, judgments, damages, settlement costs, fees or related expenses for which such Person has not otherwise been reimbursed (including attorneys’ fees and fines) actually and reasonably incurred by such Indemnified Person arising out of or in connection with the Company's business or any alleged or actual act or omission to act by any agent, counsel or accountant of the Company; provided that all of the following conditions are satisfied:

(i)	to the extent the action, suit or proceeding arises out of activities of the Indemnified Person, such activities were performed on behalf of the Company or in furtherance of the interests of the Company or in Persons (and their Affiliates) in which they hold, or may seek to make, an investment in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company;

(ii)	to the extent the action, suit or proceeding arises out of activities of the Indemnified Person, such activities were performed in a manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by Law or by the Board; and

(iii)	such Indemnified Person: (A) (x) was not finally determined by a court of competent jurisdiction or in a final arbitration proceeding to be guilty of or liable for (or did not plead guilty or no contest to or admit liability for) Fraud, dishonesty, wilful misconduct or gross negligence; provided that, where such determination has been made in an arbitration proceeding and has been appealed to a court of competent jurisdiction, if such appeal is pending or results in such determination being overturned, such determination shall not deprive such Indemnified Person of the benefits provided in this Bye-law 122 (y) did not admit as part of a final settlement agreement to being liable for gross negligence; and (B) in respect of any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

133.	Expenses (including attorneys’ fees) incurred by an Indemnified Person in connection with investigating, preparing, pursuing or defending any arbitration proceeding or any civil or criminal action, suit, inquiry or proceeding arising out of or in connection the Company's business or any alleged or actual act or omission to act by any broker, agent, counsel or accountant of the Company, may be paid by the Company in advance of the final disposition of such action, suit or proceeding pursuant to a written agreement which provides, among other things, that, if such Indemnified Person is advanced such expenses and it is finally determined by a court of competent jurisdiction or in a final arbitration proceeding that such Indemnified Person was not entitled to indemnification with respect to such action, suit, inquiry or proceeding, then such Indemnified Person shall reimburse the Company for such advances; provided that: (i) where such determination has been made in an arbitration proceeding and has been appealed to a court of competent jurisdiction, if such appeal is pending or results in such determination being overturned, such Indemnified Person shall not be required to reimburse the Company for such advances; and (ii) the Company shall not advance any such expenses incurred in an action, suit, inquiry or proceeding brought against an Indemnified Person by or in the name of the Company.

134.	Notwithstanding any of the foregoing to the contrary, the provisions of Bye-law 132 and Bye-law 133 shall not be construed so as to relieve (or attempt to relieve) a person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of Bye-law 132 and Bye- law 133 to the fullest extent permitted by law and may not be amended or modified to reduce the rights or benefits of an Indemnified Person, in each case, with respect to any acts or omissions occurring prior to such Indemnified Person’s termination. Without limiting the generality of the foregoing, the Company or its Subsidiaries may enter into indemnification agreements with Directors or Officers. Except as otherwise provided in the Companies Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Director, Officer or Resident Representative shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Director, Officer or Resident Representative of the Company. The rights accruing to a Director, Officer or Resident Representative under Bye-laws 132 and 133 shall not exclude any other right to which such Director, Officer or Resident Representative may be lawfully entitled, nor shall anything herein contained restrict the right of the Company to indemnify or reimburse a Director, Officer or Resident Representative in any appropriate situation even though not specifically provided herein.

135.	No Indemnified Person, in his or her capacity as such, shall be liable under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

136.	The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a Director, Officer, Resident Representative, employee or agent of the Company or any person who is or was serving at the request of the Company as a Director, Officer, Resident Representative, employer or agent of another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or Loss under the Companies Act.

BOARD MEETINGS AND VOTING

137.	The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Except as otherwise expressly set forth in these Bye-laws, any action or matter to be resolved on or approved by the Board [or its committees] shall require the affirmative vote of a majority of all voting power present at a meeting at which a quorum is present. A reference to a “majority of the Board” or to any decision or determination of the Board means Directors representing a majority of the aggregate voting power of all Directors.

138.	Each Director shall have one vote for any action or matter for which approval of the Board is required except that each Class A Director shall have weighted voting power such that each Class A Director voting on any action or matter shall be entitled to a number (which may be fractional) of votes equal to a fraction determined as follows: (A) the numerator of which is the Class A Director Voting Power; and (B) the denominator of which is the number of Class A Directors who are voting on such action or matter. For these purposes, “Class A Director Voting Power” means, as of any time, an amount equal to the number of Directors appointed to the Board that are not Class A Directors plus one.

NOTICE OF BOARD MEETINGS

139.	A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director orally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director's last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

ELECTRONIC PARTICIPATION IN MEETINGS

140.	Directors may participate in any meeting by such telephonic, videoconference, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

REPRESENTATION OF CORPORATE DIRECTOR

141.	A Director which is a body corporate may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person or authorised shall be entitled to exercise the same powers on behalf of the body corporate which such person represents as that body corporate could exercise of it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

142.	Notwithstanding the provisions of Bye-law 141, the chair of the meeting may accept such assurances as the chair thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a body corporate which is a Director.

QUORUM AT BOARD MEETINGS

143.	The quorum necessary for the transaction of business at a meeting of the Board shall be the presence of a majority of the aggregate voting power of all the Directors, including at least one Class A Director and one Independent Director. If a quorum shall not be present at any meeting of the Board, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided that, notwithstanding the foregoing, if a meeting of the Board is adjourned for the failure to have a quorum due to the absence of at least one Class A Director, the Board shall attempt to reconvene a meeting to satisfy the above quorum requirements in accordance with the notice requirements under Bye-law 139. If the reconvened meeting of the Board is adjourned for the failure to again have a quorum due to the absence of at least one Class A Director, then the presence of the previously absent Directors from the immediately prior attempted reconvened meeting shall not be required at the next reconvened meeting (which next reconvened meeting can occur as soon as 48 hours after the date and time of the applicable adjourned meeting) in order to constitute a quorum so long as at least 48 hours' prior written notice was given to the Directors regarding the time and place of such next reconvened meeting. A Director may vote or be present at a meeting either in person or by proxy.

BOARD TO CONTINUE IN THE EVENT OF VACANCY

144.	The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

CHAIR TO PRESIDE

145.	The Board may appoint a chair of the Board, who shall act as chair at all meetings of the Board at which such person is present. In their absence, a chair shall be appointed or elected by the Directors present at the meeting.

WRITTEN RESOLUTIONS

146.	A written resolution shall be signed or consented to by the number of Directors required to approve such action if such action were instead being taken at a duly called meeting of the Directors at which a quorum was present; provided that a copy of such consent shall be sent to each Director prior to execution or approval. A record shall be maintained by the secretary of the Company of each such action taken by written consent of the Board. If fewer than all Class A Directors are available to execute or otherwise approve a written consent, any Class A Director who is available to sign or approve such written consent shall be entitled to sign or approve on such Director’s own behalf and on behalf of the Class A Directors who are not available to sign or approve such written consent., The written resolution may be signed in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the resolution is signed by (or in the case of a Director that is a body corporate, on behalf of) the last Director. For the purpose of this Bye-law only, the term “Director” shall not include an “Alternate Director”.

VALIDITY OF PRIOR ACTS OF THE BOARD

147.	No regulation or alteration to these Bye-laws made by the Company in a general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

MINUTES

148.	The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

PLACE WHERE CORPORATE RECORDS KEPT

149.	Minutes prepared in accordance with the Companies Act and these Bye-laws shall be kept by the Secretary at the Registered Office of the Company.

FORM AND USE OF SEAL

150.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

151.	A seal may, but need not, be affixed to any deed, instrument, share certificate or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (a) any Director; (b) any Officer; (c) the Secretary; or (d) any person authorised by the Board for that purpose.

152.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

BOOKS OF ACCOUNT

153.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

154.	Such records of account shall be kept at the Registered Office of the Company, or subject to the Companies Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

FINANCIAL YEAR END

155.	The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 31 December in each year.

ANNUAL AUDIT

156.	Subject to any waiver of the requirement to appoint an auditor pursuant to the Companies Act, the accounts of the Company shall be audited at least once in every year.

APPOINTMENT OF AUDITOR

157.	Subject to the Act, the Shareholders shall appoint an auditor to the Company to hold office for such term as the Shareholders deem fit or until a successor is appointed.

158.	The Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during their continuance in office, be eligible to act as an Auditor of the Company.

REMUNERATION OF AUDITOR

159.	Save in the case of an Auditor appointed pursuant to Bye-law 166, the remuneration of the Auditor shall be fixed by the Company in a general meeting or in such manner as the Shareholders may determine. In the case of an Auditor appointed pursuant to Bye-law 166, the remuneration of the Auditor shall be fixed by the Board.

DUTIES OF AUDITOR

160.	Subject to any waiver of the requirement to appoint an auditor pursuant to the Companies Act, the financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

161.	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Companies Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

CHANGE TO THE COMPANY’S AUDITORS

162.	No change to the Company’s Auditors may be made unless the applicable procedures set out in the Companies Act are complied with.

ACCESS TO RECORDS

163.	The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

FINANCIAL STATEMENTS

164.	Subject to any waiver of the requirement to lay accounts pursuant to the Companies Act, financial statements as required by the Companies Act shall be laid before the Shareholders in a general meeting. A written Resolution made in accordance with Bye-law 94 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Shareholders in a general meeting.

DISTRIBUTION OF AUDITOR’S REPORT

165.	The report of the Auditor shall be submitted to the Shareholders in a general meeting.

VACANCY IN THE OFFICE OF AUDITOR

166.	The Board may fill any casual vacancy in the office of the Auditor.

WINDING-UP

167.	If the Company shall be wound up the liquidator may, with the sanction of a Resolution, divide amongst the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO BYE-LAWS

168.	No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Companies Act and until the same has been approved by the Board and by a Resolution.

CHANGES TO THE MEMORANDUM OF ASSOCIATION

169.	No alteration or amendment to the Memorandum of Association may be made save in accordance with the Companies Act and until same has been approved by the Board and by a Resolution.

MERGER AND AMALGAMATION

170.	The Company may merge or amalgamate in accordance with the Companies Act.

DISCONTINUANCE

171.	The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Companies Act.

SCHEDULE I

SERIES C PARTICIPATING NON-VOTING PERPETUAL PREFERRED SHARES RIGHTS

CERTIFICATE OF DESIGNATION OF SERIES C PARTICIPATING NON-VOTING PERPETUAL PREFERRED SHARES OF ENSTAR GROUP LIMITED

Section 1.     Designation.

(a)            There is hereby created out of the authorized and unissued 45,000,000 preference shares of par value US$1.00 per share a series of preferred shares designated as the “Series C Participating Non-Voting Perpetual Preferred Shares” (the “Series C Preferred Stock”). The number of shares constituting such series shall be 388,571. The par value of the Series C Preferred Stock shall be US$1.00 per share.

(b)            Notwithstanding anything to the contrary herein, the Series C Preferred Stock shall have no right to participate, directly or indirectly, in any economic rights attributable to StarStone Insurance Bermuda Limited (“SIBL”), Cavello Bay Reinsurance Limited (“Cavello Bay Re”) and Aligned Re Holdings Ltd. (“Aligned Re”, and together with SIBL and Cavello Bay Re, the “Excluded Subsidiaries” and each an “Excluded Subsidiary”).

Section 2.     Ranking. The Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with the Company’s ordinary shares, par value US$1.00 per share (the “Common Shares”), the Company’s non-voting convertible ordinary shares, par value US$1.00 per share (the “Non-Voting Common Shares”), and with each other class or series of equity securities of the Company the terms of which expressly provide that such class or series will rank on parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), except, (x) with respect to dividend and distribution rights, as provided in Section 4 hereof and (y) with respect to rights on liquidation, winding up and dissolution, as provided in Section 5 hereof, and (ii) senior to each class or series of share capital of the Company outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding- up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the power to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders.

Section 3.     Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)	(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and/or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)	“Aligned Re” has the meaning set forth in Section 1(b).

(c)	“Applicable Participation Rate” means the Participation Rate in effect at any given time.

(d)	“Board of Directors” means the Board of Directors of the Company.

(e)            “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Hamilton, Bermuda are authorized or required by law or executive order to close.

(f)	“Cavello Bay Re” has the meaning set forth in Section 1(b).

(g)	“Certificate of Designations” means this Certificate of Designations of Enstar Group Limited,

(h)	Reserved.

“Common Shares” has the meaning set forth in Section 2.

(i)	“Company” means Enstar Group Limited, a Bermuda exempted company.

(j)	Reserved.

(k)	"Dividend Period" means the period in respect of which any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share.

(l)	“Effective Date” means the date on which shares of the Series C Preferred Stock are first issued.

(m)	“Excluded Subsidiary” has the meaning set forth in Section 1(b).

(n)	“Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series C Preferred Stock for all purposes.

(o)	“Initial Holder” means the initial holder of the Series C Preferred Stock, which shall be Enstar USA, Inc., which will acquire such shares indirectly through Devonshire Holdings Limited and Devonpoint Holdings Limited.

(p)	“Junior Securities” has the meaning set forth in Section 2.

(q)	“Liquidation” has the meaning set forth in Section 5(b).

(r)	“Non-Voting Common Shares” has the meaning set forth in Section 2.

(s)	“Parity Securities” has the meaning set forth in Section 2.

(t)	“Participation Rate” means for each share of Series C Preferred Stock, ten (10) Common Shares, provided that the foregoing shall be subject to adjustment or limitation as set forth herein.

(u)	“Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(v)	“PIK Dividend” has the meaning in Section 4(c).

(w)	“Record Date” has the meaning set forth in Section 4(b).

(x)	“Series C Preferred Stock” has the meaning set forth in Section 1(a).

(y)	“SIBL” has the meaning set forth in Section 1(b).

Section 4.      Dividends.

(a)            From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, as permitted by Section 54 of the Companies Act 1981 of Bermuda, out of funds legally available for payment, dividends of the type and in the amounts determined as set forth in this Section 4, and no more.

(b)            In the event any dividend on any Common Share is declared by the Board of Directors or paid or any other distribution is made on or with respect to any Common Share, the Holder of each outstanding share of Series C Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution (each, a “Record Date”) shall, subject to Subsections 4(g) - (j) hereof, be entitled to receive dividends in an amount equal to the product of (x) the per share dividend or other distribution declared or paid in respect of such Common Share and (y) the Applicable Participation Rate as of the Record Date on such Common Share, such dividends to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution on such Common Share. The Record Date for any such dividend shall be the Record Date for the applicable dividend or distribution on the Common Share, and any such dividends shall be payable to the Person in whose name the share of Series C Preferred Stock is registered at the close of business on the applicable Record Date.

(c)            No dividend shall be declared or paid on any Common Shares, unless a dividend, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Series C Preferred Stock in an amount determined as set forth above; provided that any dividend payable in the form of Common Shares shall instead be paid in the form of additional shares of Series C Preferred Stock based on the Applicable Participation Rate (a “PIK Dividend”). For purposes of this Certificate of Designations, the term “dividends” shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holder of any Common Shares, whether or not paid out of capital, surplus or earnings, other than a distribution upon Liquidation of the Company in accordance with Section 5 hereof.

(d)            The Company shall at all times reserve and keep available out of its authorized and unissued Series C Preferred Stock, the full number of shares of Series C Preferred Stock required for purposes of paying all PIK Dividends that may become payable.

(e)            So long as any shares of Series C Preferred Stock remain outstanding, if all dividends payable pursuant to Section 4 on all outstanding shares of the Series C Preferred Stock for any Dividend Period have not been declared and paid, or declared and funds set aside therefor, the Company shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Company’s share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.

(f)            Reserved.

(g)            Notwithstanding the foregoing, the Holders shall not be entitled to receive any dividends or distributions that are attributable to distributions from, or proceeds from disposition, in whole or in part, of, an Excluded Subsidiary, and the amount of any distributions that would otherwise be made to the Holders under this Section 4 shall be reduced by any portion of such amount that is attributable to distributions from, or proceeds from disposition, in whole or in part, of, an Excluded Subsidiary. For purposes of this Section 4 and Section 5, a dividend or distribution is attributable to distributions from, or proceeds from disposition of, an Excluded Subsidiary if it is (x) directly traceable to distributions or proceeds from an Excluded Subsidiary or (y) traceable to an asset acquired with distributions or proceeds from an Excluded Subsidiary.

(h)            In the event of any disposition, in whole or in part, of an intermediate holding company that owns, directly or indirectly, an interest in an Excluded Subsidiary, a portion of the proceeds of such a disposition, determined based on the ratio of the fair market value of the equity in the relevant Excluded Subsidiary to the fair market value of the equity of the intermediate holding company, shall be treated for purposes of this Section 4 and Section 5 as proceeds from the disposition of an Excluded Subsidiary.

(i)            In the event any borrowing by the Company or an intermediate holding company (x) encumbers the equity or assets of an Excluded Subsidiary and (y) leads to a disposition of such equity or assets in satisfaction of such indebtedness, the original proceeds of such borrowing shall be re-characterized as proceeds of a disposition, in whole or in part, of the relevant Excluded Subsidiary, and assets traceable to the proceeds of such borrowing shall be treated as assets acquired with proceeds from disposition of an Excluded Subsidiary.

(j)            All determinations required pursuant to Subsections 4(g) - (i) shall be made by the Board of Directors in good faith and shall be binding on all Holders absent a showing of bad faith.

Section 5.     Liquidation.

(a)            In the event of a Liquidation, the Holders of the Series C Preferred Stock then outstanding shall be entitled (i) to a preference of US$0.001 per share over any Common Shares or Non-Voting Common Shares with respect to the surplus assets of the Company and (ii) thereafter to the surplus assets of the Company on a pari passu basis with any Parity Securities multiplied by the Applicable Participation Rate on the date of such Liquidation; provided, that in the event of a Liquidation, the Holders of the Series C Preferred Stock shall not be entitled to any surplus assets of the Company attributable to an Excluded Subsidiary, and the amount of any distributions of surplus assets that would otherwise be made to the Holders under this Section 5 shall be reduced by any portion of such amount that is attributable to an Excluded Subsidiary, as determined by the Board of Directors in good faith. Such determination shall be binding on all Holders absent a showing of bad faith.

(b)            “Liquidation” means a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital; provided, that the Company’s consolidation, amalgamation or merger with or into any other entity, the consolidation, amalgamation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute a Liquidation.

Section 6.      Maturity. The Series C Preferred Stock shall be perpetual.

Section 7.      Reserved.

Section 8.      Reserved.

Section 9.      Reserved.

Section 10.      Self-Tender Offers; Rights Plan.

(a)            If the Company or any of its subsidiaries makes a tender or exchange offer to any holder of Common Shares or Non-Voting Common Shares, the Company or such subsidiary shall not be required to simultaneously make an offer on the same terms to each Holder of the shares of Series C Preferred Stock.

(b)            If at any time the Company has a shareholder rights plan in effect with respect to the Common Shares or Non-Voting Common Shares, the shares of Series C Preferred Stock shall be deemed to be Common Shares or Non- Voting Common Shares, as applicable, for purposes of such plan and shall participate therein on the basis of the Applicable Participation Rate, adjusted as necessary to exclude any participation by any Holder in the Excluded Subsidiaries, as determined by the Board in good faith.

Section 11.      Anti-Dilution Adjustments.

(a)            If the Company subdivides, splits or combines the Common Shares or Non-Voting Common Shares, then the Participation Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1

OS0

Where,

OS1 =	the sum of Common Shares and Non-Voting Common Shares outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

OS0 =	the sum of Common Shares and Non-Voting Common Shares outstanding immediately prior to the effective date of such share subdivision, split or combination.

For the purposes of this clause, the number of Common Shares and Non-Voting Common Shares at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause is announced but the outstanding Common Shares or Non-Voting Common Shares are not subdivided, split or combined, the Participation Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding Common Shares or Non-Voting Common Shares, as applicable, to such Participation Rate that would be in effect if such subdivision, split or combination had not been announced.

(b)            Whenever the Participation Rate is to be adjusted in accordance with Section 11(a), the Company shall: (i) compute the Participation Rate in accordance with Section 11(a); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Participation Rate pursuant to Section 11(a) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Participation Rate in accordance with Section 11(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Participation Rate was determined and setting forth the revised Participation Rate.

Section 12.      Reserved.

Section 13.      Voting Rights.

(a)            General. The Holders of Series C Preferred Stock shall not have any voting rights except the limited voting rights as set forth below or as otherwise from time to time required by law.

(b)            Class Voting Rights as to Particular Matters. So long as any shares of Series C Preferred Stock are outstanding, the vote or consent of the Holders of at least a majority of the Series C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Amendment of Designated Preferred Stock. An amendment, alteration or repeal of any provision of the Certificate of Designations for the Series C Preferred Stock or the Company’s memorandum of association or bye-laws (including, unless no vote on such merger or consolidation is required by Section 13(b)(ii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Series C Preferred Stock;

(ii)            Share Exchanges, Reclassifications, Mergers and Consolidations. Consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Company with another corporation or other entity (except for any such merger, consolidation or amalgamation in which the consideration paid to shareholders is entirely in cash), unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole; or

(iii)            Dissolution. The voluntary liquidation, dissolution, or winding up of the Company.

Section 14.      Reserved.

Section 15.      Reserved.

Section 16.      Replacement Certificates.

(a)            The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 17.      Miscellaneous.

(a)            Any notice, demand or delivery authorized hereunder shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

If to the Company:

Enstar Group Limited

P.O. Box HM 2267

Windsor Place, 3rd Floor, 22 Queen

Street Facsimile No.: (441) 296-7319

Attention: Mark Smith

If to any Holder:

(i)	to such Holder at the address of such Holder as listed in the stock record books of the Company; or

(ii)	to such other address as any such Holder shall have designated by notice similarly given.

Each such notice, demand or delivery shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, demand or delivery shall be deemed not to have been received until the next succeeding Business Day.

(b)            The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock, Common Shares or other securities issued on account of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock, Common Shares or other securities in a name other than that in which the shares of Series C Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c)            No share of Series C Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Designations as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)            The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

(e)            In conducting the affairs of the Company, the Board of Directors of the Company shall take into account the interests of the Holders of the Series C Preferred Stock and shall owe the Holders of Series C Preferred Stock the same fiduciary duties owed to the holders of the Common Shares.

SCHEDULE II

7.00% FIXED-TO-FLOATING RATE PERPETUAL NON-CUMULATIVEPREFERENCE SHARES, SERIES D RIGHTS

CERTIFICATE OF DESIGNATION OF 7.00% FIXED-TO-FLOATING RATE PERPETUAL NON- CUMULATIVE PREFERENCE SHARES, SERIES D OF ENSTAR GROUP LIMITED

SECTION 1. DESIGNATION. The distinctive serial designation of the Series D Preference Shares is “7.00% Fixed- to-Floating Rate Perpetual Non-Cumulative Preference Shares, Series D.” Each Series D Preference Share shall be identical in all respects to every other Series D Preference Share, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) herein.

SECTION 2. NUMBER OF SHARES. The authorized number of Series D Preference Shares shall be 16,000. Series D Preference Shares that are redeemed, purchased or otherwise acquired by the Company shall have the status of authorized but unissued shares of the Company, without designation as to class or series.

SECTION 3. DEFINITIONS. As used herein with respect to Series D Preference Shares:

(a)            “additional amounts” has the meaning specified in Section 5(a).

(b)            “Adjustments” has the meaning specified in the definition of “Three-month LIBOR” below.

(c)            “Alternative Rate” has the meaning specified in the definition of “Three-month LIBOR” below.

(d)            “BMA” means the Bermuda Monetary Authority.

(e)            “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

(f)            “Calculation Agent” means the nationally recognized calculation agent appointed by the Company prior to September 1, 2028.

(g)            “Capital Adequacy Regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to the Company from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then applicable capital adequacy regulations).

(h)            “Capital Disqualification Event” means that the Series D Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any subsidiary thereof, where subdivided into tiers, as Tier 2 capital securities under then- applicable Capital Adequacy Regulations imposed upon the Company by the BMA (or any successor agency or then-applicable regulatory authority) which would include, without limitation, the ECR, except as a result of any applicable limitation on the amount of such capital.

(i)            “Certificate of Designations” means this Certificate of Designations relating to the Series D Preference Shares, as it may be amended from time to time.

(j)            “Change in Tax Law” has the meaning specified in Section 7(d).

(k)            “Companies Act” means the Companies Act 1981 of Bermuda, as amended.

(l)            “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the term remaining to the Dividend Payment Date on September 1, 2028 that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of preferred securities.

(m)            “Comparable Treasury Price” means, with respect to any Redemption Date

(i)            the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and the lowest of such Reference Treasury Dealer Quotations, or

(ii)            if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

(n)            “Dividend Payment Date” has the meaning specified in Section 4(a).

(o)            “Dividend Period” has the meaning specified in Section 4(a).

(p)            “Dividend Record Date” has the meaning specified in Section 4(a).

(q)            “DTC” means The Depository Trust Company, together with its successors and assigns.

(r)            “ECR” means the BMA’s Enhanced Capital Requirements (as defined in the Capital Adequacy Regulations).

(s)            “Fixed Rate” means an amount equal to 7.00%.

(t)            “Fixed Rate Period” means the period from and including the Issue Date to but excluding

(u)            “Floating Rate” means, for any Dividend Period during the Floating Rate Period, the sum of Three- month LIBOR as determined with respect to the LIBOR Determination Date for such Dividend Period plus 4.015%, subject to the last paragraph of the definition of “Three-month LIBOR” below. Notwithstanding the foregoing, the Floating Rate shall in no event exceed the maximum rate permitted by law.

(v)            “Floating Rate Period” means the period from, and including, September 1, 2028 to the first date on which no Series D Preference Shares are outstanding.

(w)            “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

(x)            “Insurance Act” means the Insurance Act 1978 of Bermuda, as amended.

(y)            “Issue Date” means June 27, 2018, the original date of issuance of the Series D Preference Shares.

(z)            “Junior Shares” means any class or series of shares of the Company that ranks junior to the Series D Preference Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company. As of the Issue Date, Junior Shares consist of the Series C Preferred Shares, the Non- Voting Convertible Ordinary Shares and the Ordinary Shares.

(aa)          “LIBOR Determination Date” means the second London Banking Day immediately preceding the applicable LIBOR Reset Date.

(bb)          “LIBOR Reset Date” has the meaning specified in Section 4(b).

(cc)          “Liquidation Preference” has the meaning specified in Section 6(b).

(dd)          “London Banking Day” means a day on which commercial banks are open for business, including dealings in deposits in U.S. dollars, in London.

(ee)          “Nonpayment Event” has the meaning specified in Section 9(b).

(ff)          “Non-Voting Convertible Ordinary Shares” means the non-voting convertible ordinary shares, par value US$1.00 per share, of the Company.

(gg)          “Ordinary Shares” means the ordinary shares, par value US$1.00 per share, of the Company.

(hh)          “Parity Shares” means any class or series of shares of the Company that ranks equally with the Series D Preference Shares as to the payment of dividends and as to the distribution of assets on any liquidation, dissolution or winding-up of the Company. As of the Issue Date, there are no Parity Shares of the Company outstanding.

(ii)            “Preference Shares” means any and all series of preference shares of the Company, including the Series C Preferred Shares and the Series D Preference Shares.

(jj)          “Preference Shares Directors” has the meaning specified in Section 9(b).

(kk)          “Primary Treasury Dealer” has the meaning specified in the definition of “Reference Treasury Dealer.”

(ll)          “Rating Agency” means a nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the U.S. Securities Exchange Act of 1934, as amended, that publishes a rating for the Company.

(mm)          “Rating Agency Event” has the meaning specified in Section 7(e).

(nn)          “Redemption Date” means any date fixed for redemption in accordance with Section 7.

(oo)          “Redemption Requirements” has the meaning specified in Section 7(b).

(pp)          “Reference Treasury Dealer” means (i) each of Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and HSBC Securities (USA) Inc., or their affiliates that are primary U.S. government securities dealers and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer and (ii) two other Primary Treasury Dealers that the Company selects.

(qq)          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 3:30 p.m. (New York City time), on the third Business Day preceding the Redemption Date.

(rr)          “Relevant Date” has the meaning specified in Section 5(b)(i).

(ss)          “Relevant Taxing Jurisdiction” has the meaning specified in Section 7(d).

(tt)          “Reuters Page LIBOR01” means the display so designated on Reuters 3000 Xtra (or any successor service) (or any other page as may replace such page on such service) or such other service as may be nominated by the Company as the information vendor for the purpose of displaying the London interbank offer rates of major banks for U.S. dollars deposits.

(uu)          “Senior Shares” means any class or series of shares of the Company that ranks senior to the Series D Preference Shares as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding-up of the Company. As of the Issue Date, there are no Senior Shares of the Company outstanding.

(vv)          “Series C Preferred Shares” means the Company’s Series C Participating Non-Voting Perpetual Preferred Stock, US$1.00 par value per share and US$0.01 liquidation preference per share.

(ww)          “Series D Preference Shares” has the meaning specified in the preamble.

(xx)          “Successor Company” means an entity formed by a consolidation, merger, amalgamation or other similar transaction involving the Company or an entity to which the Company conveys, transfers or leases substantially all its properties and assets.

(yy)          “Tax Event” has the meaning specified in Section 7(d).

(zz)          “Three-month LIBOR” means, with respect to any LIBOR Determination Date:

the rate for three-month deposits in U.S. dollars as that rate appears on the Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period, unless fewer than two such offered rates so appear;

(i)            if fewer than two offered rates appear, or no rate appears, as the case may be, on the LIBOR Determination Date for that Dividend Period on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent based on two offered quotations after requesting the principal London offices of each of four major reference banks (which will not include affiliates of the Company) in the London interbank market, as selected and identified by the Company, to provide the Calculation Agent with offered quotations for deposits in

U.S. dollars for the period of three months, commencing on the first day of that Dividend Period, to prime banks in the London interbank markets at approximately 11:00 a.m. (London time) on that date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time;

(ii)            if fewer than two offered quotations referred to in clause (ii) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the LIBOR Determination Date for that Dividend Period by three major banks (which will not include affiliates of the Company) in New York City selected and identified by the Company for loans in U.S. dollars to leading European banks having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

(iii)            if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (iii), the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or to Reuters Page LIBOR01, or any such source as it deems reasonable from which to estimate Three-month LIBOR or any of the foregoing lending rates, shall determine Three-month LIBOR for the applicable Dividend Period in its sole discretion.

Notwithstanding the foregoing clauses (i) - (iv), if the Company or the Calculation Agent determines that LIBOR has been permanently discontinued, the Calculation Agent shall use, as a substitute for LIBOR and for each future LIBOR Determination Date, the alternative reference rate (the “Alternative Rate”) selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent shall, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, LIBOR Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations or preferred share obligations such as the Series D Preference Shares. If the Calculation Agent determines, in consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (A) the Calculation Agent shall have the right to resign as Calculation Agent and (B) the Company shall appoint, in its sole discretion, a new Calculation Agent to replace the Calculation Agent to determine the Alternative Rate and make any Adjustments thereon, and whose determinations shall be binding on the Company and the holders of the Series D Preference Shares. If, however, the Calculation Agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, Three-month LIBOR shall be equal to such rate on the LIBOR Determination Date when Three- month LIBOR was last available on the Reuters Page LIBOR01, as determined by such new Calculation Agent.

(aaa)            “Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the quarterly equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the Redemption Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

(bbb)            “Voting Preference Shares” means any other class or series of Preference Shares ranking equally with the Series D Preference Shares with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable. As of the Issue Date, there are no Voting Preference Shares of the Company outstanding.

SECTION 4. DIVIDENDS.

(a)            RATE AND PAYMENT OF DIVIDENDS. The holders of Series D Preference Shares shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of available funds for the payment of dividends under Bermuda law, non-cumulative cash dividends from, and including, the Issue Date, quarterly in arrears, on the 1st day of March, June, September and December of each year (each, a “Dividend Payment Date”), commencing on September 1, 2018; provided that, during the Fixed Rate Period, if any Dividend Payment Date falls on a day that is not a Business Day, such dividend shall instead be payable on (and no additional dividends shall accrue on the amount so payable from such date to) the first Business Day following such Dividend Payment Date; provided, further that, during the Floating Rate Period, if any Dividend Payment Date other than a Redemption Date falls on a day that is not a Business Day, such Dividend Payment Date shall be postponed to the next day that is a Business Day and, as a result, the corresponding Dividend Period shall be extended.

To the extent declared, during the Fixed Rate Period, dividends shall accumulate, with respect to each Dividend Period, in an amount per Series D Preference Share equal to the Fixed Rate of the Liquidation Preference per share per annum. During the Fixed Rate Period, dividends payable on the Series D Preference Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full Dividend Period, and on the basis of the actual number of days elapsed during such Dividend Period with respect to a Dividend Period other than a full Dividend Period.

To the extent declared, during the Floating Rate Period, dividends shall accumulate, with respect to each Dividend Period, in an amount per Series D Preference Share equal to the Floating Rate of the Liquidation Preference per share per annum. During the Floating Rate Period, dividends payable per Series D Preference Share shall be computed by multiplying the Floating Rate for that Dividend Period by a fraction, the numerator of which shall be the actual number of days elapsed during that Dividend Period (determined by including the first day of the Dividend Period and excluding the last day, which shall be the Dividend Payment Date), and the denominator of which shall be 360, and by multiplying the result by the Liquidation Preference per share.

Dividends, if so declared, that are payable on Series D Preference Shares on any Dividend Payment Date shall be payable to holders of record of Series D Preference Shares as they appear on the register of members of the Company at 5:00 p.m. (New York City time) on the applicable record date, which shall be the 15th day of February, May, August or November, as applicable, immediately preceding such Dividend Payment Date, or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Issue Date, provided that, for any Series D Preference Shares issued after the Issue Date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued) and shall end on and include the calendar day preceding the next Dividend Payment Date.

Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

Dividends on the Series D Preference Shares shall be non-cumulative.

Accordingly, if the Board of Directors or a duly authorized committee of the Board of Directors does not authorize and declare a dividend on the Series D Preference Shares for any Dividend Period on or before the Dividend Payment Date for such Dividend Period, in full or otherwise, then such undeclared dividends shall not cumulate and shall not accrue and shall not be payable, and the Company shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared for any future Dividend Period on Series D Preference Shares.

Holders of Series D Preference Shares shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series D Preference Shares as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b)            DETERMINATION OF FLOATING RATE. The Floating Rate shall be reset quarterly on the first day of each Dividend Period during the Floating Rate Period (each, a “LIBOR Reset Date”) in accordance with the procedure set forth in the definition of “Three-month LIBOR” in Section 3(zz) herein. For the avoidance of doubt, during the Floating Rate Period, if any LIBOR Reset Date falls on a day that is not a Business Day, the LIBOR Reset Date shall be postponed to the next day that is a Business Day, which shall also be the Dividend Payment Date for the preceding Dividend Period.

(c)            PRIORITY OF DIVIDENDS. So long as any Series D Preference Shares remain outstanding, unless the full dividend for the last completed Dividend Period on all outstanding Series D Preference Shares and all Parity Shares has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (i) no dividend shall be declared or paid on the Ordinary Shares or any other Junior Shares or any Parity Shares (except in the case of the Parity Shares, on a pro rata basis with the Series D Preference Shares as described below), other than a dividend payable solely in Ordinary Shares or in other Junior Shares or (solely in the case of Parity Shares) in other Parity Shares, as applicable, and (ii) no Ordinary Shares or other Junior Shares or Parity Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (A) as a result of a reclassification of Junior Shares for or into other Junior Shares, or a reclassification of Parity Shares for or into other Parity Shares, or the exchange or conversion of one Junior Share for or into another Junior Share or the exchange or conversion of one Parity Share for or into another Parity Share, (B) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares or (solely in the case of Parity Shares) other Parity Shares, as applicable and (C) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) on the Series D Preference Shares and any Parity Shares, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Series D Preference Shares and all such Parity Shares and payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee thereof pro rata in accordance with the respective aggregate liquidation preference of the Series D Preference Shares and any Parity Shares so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series D Preference Share and all Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

(d)            RESTRICTIONS ON PAYMENT OF DIVIDENDS. Pursuant to and subject to the Companies Act, the Company may not lawfully declare or pay a dividend if the Company has reasonable grounds for believing that the Company is, or would after payment of the dividend be, unable to pay its liabilities as they become due, or that the realizable value of the Company’s assets would, after payment of the dividend, be less than the aggregate value of the Company’s liabilities, issued share capital and share premium accounts.

SECTION 5. PAYMENT OF ADDITIONAL AMOUNTS.

(a)            The Company shall make all payments on the Series D Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If a withholding or deduction at source is required, the Company shall, subject to certain limitations and exceptions described below, pay to the holders of the Series D Preference Shares such additional amounts (the “additional amounts”) as dividends as may be necessary so that every net payment, after such withholding or deduction (including any such withholding or deduction from such additional amounts), shall be equal to the amounts the Company would otherwise have been required to pay had no such withholding or deduction been required.

(b)            The Company shall not be required to pay any additional amounts for or on account of:

(i)            any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series D Preference Shares or any Series D Preference Shares presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the holders of the Series D Preference Shares;

(ii)            any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any dividends on the Series D Preference Shares;

(iii)            any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series D Preference Shares to comply with any reasonable request by the Company addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(iv)            any tax, fee, duty, assessment or governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any Treasury regulations or other administrative guidance thereunder); or

(v)            any combination of items (i), (ii), (iii) and (iv).

(c)            In addition, the Company shall not pay additional amounts with respect to any payment on any such Series D Preference Shares to any holder that is a fiduciary, partnership, limited liability company or other pass-through entity other than the sole beneficial owner of such Series D Preference Shares if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series D Preference Shares.

SECTION 6. LIQUIDATION RIGHTS.

(a)            VOLUNTARY OR INVOLUNTARY LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of Series D Preference Shares shall be entitled to receive, out of the assets of the Company available for distribution to shareholders of the Company, after satisfaction of all liabilities and obligations to creditors of the Company, if any, but before any distribution of such assets is made to the holders of Ordinary Shares and any other Junior Shares, a liquidating distribution in the amount equal to US$25,000 per Series D Preference Share, plus declared and unpaid dividends, if any, to the date fixed for distribution.

(b)            PARTIAL PAYMENT. If in any distribution described in Section 6(a) above, the assets of the Company are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series D Preference Shares and all holders of any Parity Shares, the amounts paid to the holders of Series D Preference Shares and to the holders of all such other Parity Shares shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series D Preference Shares and the holders of all such other Parity Shares, but only to the extent the Company has assets available after satisfaction of all liabilities to creditors. In any such distribution, the “Liquidation Preference” of any holder of Series D Preference Shares or Parity Shares of the Company shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Company available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends, whether or not declared, in the case of any holder of shares on which dividends accrue on a cumulative basis).

(c)            RESIDUAL DISTRIBUTIONS. If the Liquidation Preference has been paid in full to all holders of Series D Preference Shares and any holders of Parity Shares, the holders of other shares of the Company shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)            CONTRACTUAL SUBORDINATION. The Series D Preference Shares shall be contractually subordinated in right of payment to all obligations of the Company’s subsidiaries including all existing and future policyholders’ obligations of such subsidiaries.

(e)            MERGER, CONSOLIDATION AND SALE OF ASSETS NOT LIQUIDATION. For purposes of this Section 6, the consolidation, amalgamation, merger, arrangement, reincorporation, de-registration, reconstruction or other similar transaction involving the Company or the sale or transfer of all or substantially all of the shares or the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding-up.

SECTION 7. OPTIONAL REDEMPTION.

(a)            REDEMPTION AFTER SEPTEMBER 1, 2028.

The Series D Preference Shares may not be redeemed by the Company prior to September 1, 2028, subject to the exceptions set forth in Sections 7(b), (c), (d) and (e) herein. On and after September 1, 2028, the Company may redeem, in whole or from time to time in part, the Series D Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share, plus declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends.

(b)            VOTING EVENT. The Company may redeem all but not less than all of the Series D Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to the greater of (i) $25,000 per share or (ii) the sum of the present value of $25,000 per share and the present value of all undeclared dividends for the Dividend Periods from the Redemption Date to and including the September 1, 2028 Dividend Payment Date, in each case discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 65 basis points, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, if at any time prior to September 1, 2028 the Company (A) submits to the holders of Ordinary Shares a proposal for an amalgamation, consolidation, merger, scheme of arrangement, reconstruction, reincorporation, de-registration (including de-registration under the U.S. Securities Exchange Act of 1934, as amended) or any other similar transaction involving the Company that requires, or (B) submits any proposal for any other matter that (as a result of any change in Bermuda law after June 20, 2018, whether by enactment or official interpretation) requires, in either case, a vote of the holders of the Series D Preference Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of Preference Shares); provided that no redemption may occur prior to September 1, 2028 pursuant to this Section 7(b) unless (1) the Company has sufficient funds in order to meet the BMA’s ECR and the BMA (or its successor, if any) approves of the redemption or (2) the Company replaces the capital represented by the Series D Preference Shares with capital having equal or better capital treatment as the Series D Preference Shares under the ECR (the conditions described in clauses (1) and (2) above, the “Redemption Requirements”).

(c)            CAPITAL DISQUALIFICATION EVENT. The Company may redeem, in whole or in part, the Series D Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, at any time within 90 days following the occurrence of the date on which the Company has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series D Preference Shares, (ii) any proposed amendment to, or change in, the laws or regulations of Bermuda that is announced or becomes effective after the initial issuance of the Series D Preference Shares or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations of Bermuda that is announced after the initial issuance of the Series D Preference Shares, a Capital Disqualification Event has occurred; provided that no redemption may occur prior to September 1, 2028 pursuant to this Section 7(c) unless one of the Redemption Requirements is met; provided, further that any redemption in part may only be made if (x) the Company has reasonably determined that the portion of the Series D Preference Shares to be redeemed is the subject of the Capital Disqualification Event and (y) after giving effect to such redemption, the Company has reasonably determined that a Capital Disqualification Event will not exist with respect to the then-outstanding Series D Preference Shares and such redemption will not result in the suspension or removal of the depositary shares representing the Series D Preference Shares from listing on the NASDAQ Global Select Market.

(d)            CHANGE IN TAX LAW. The Company may redeem all but not less than all of the Series D Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, if as a result of a Change in Tax Law there is, in the Company’s reasonable determination, a substantial probability that the Company or any Successor Company would become obligated to pay additional amounts on the next succeeding Dividend Payment Date with respect to the Series D Preference Shares and the payment of those additional amounts could not be avoided by the use of any reasonable measures available to the Company or any Successor Company (a “Tax Event”); provided that no redemption may occur prior to September 1, 2028 pursuant to this Section 7(d) unless one of the Redemption Requirements is met. As used herein, “Change in Tax Law” means (i) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to the Company, in each case described in clauses (i) - (iv) above, occurring after June 20, 2018; provided that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a Successor Company is organized, such Change in Tax Law must occur after the date on which the Company consolidates, merges or amalgamates (or engages in a similar transaction) with the Successor Company, or conveys, transfers or leases substantially all of its properties and assets to the Successor Company, as applicable. As used herein, “Relevant Taxing Jurisdiction” means (A) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (B) any jurisdiction from or through which the Company or its dividend disbursing agent is making payments on the Series D Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (C) any other jurisdiction in which the Company or any Successor Company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax. Prior to any redemption upon a Tax Event, the Company shall file with its corporate records and deliver to the transfer agent for the Series D Preference Shares a certificate signed by one of the Company’s officers confirming that a Tax Event has occurred and is continuing (as reasonably determined by the Company). The Company shall include a copy of this certificate with any notice of such redemption.

(e)            RATING AGENCY EVENT. The Company may redeem all but not less than all of the Series D Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,500 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, at any time within 90 days after a Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series D Preference Shares, which amendment, clarification or change results in a Rating Agency Event; provided that no redemption may occur prior to September 1, 2028 pursuant to this Section 7(e) unless one of the Redemption Requirements is met. As used herein, “Rating Agency Event” means:

(i)            the shortening of the length of time the Series D Preference Shares are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series D Preference Shares; or

(ii)            the lowering of the equity credit (including up to a lesser amount) assigned to the Series D Preference Shares by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series D Preference Shares.

(f)            NO SINKING FUND. The Series D Preference Shares shall not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series D Preference Shares shall have no right to require redemption, repurchase or retirement of any Series D Preference Shares.

(g)            PROCEDURES FOR REDEMPTION. The redemption price for any Series D Preference Shares shall be payable on the Redemption Date to the holder of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to the Company or its agent. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 herein. Prior to delivering notice of redemption as provided below, the Company shall file with its corporate records a certificate signed by one of the Company’s officers affirming the Company’s compliance with the redemption provisions under the Companies Act relating to the Series D Preference Shares, and stating that there are reasonable grounds for believing that the Company is, and after the redemption will be, able to pay its liabilities as they become due and that the redemption will not render the Company insolvent or cause it to breach any provision of applicable Bermuda law or regulation. The Company shall mail a copy of this certificate with the notice of any redemption.

(h)            NOTICE OF REDEMPTION. Notice of every redemption of Series D Preference Shares shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the share register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series D Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series D Preference Shares. Notwithstanding the foregoing, if the Series D Preference Shares or any depositary shares representing interests in the Series D Preference Shares are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series D Preference Shares at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the Redemption Date; (ii) the number of Series D Preference Shares to be redeemed and, if less than all the Series D Preference Shares held by such holder are to be redeemed, the number of such Series D Preference Shares to be redeemed from such holder; (iii) the redemption price; and (iv) that the Series D Preference Shares should be delivered via book-entry transfer or the place or places where certificates, if any, for such Series D Preference Shares are to be surrendered for payment of the redemption price.

(i)            PARTIAL REDEMPTION. In case of any redemption of only part of the Series D Preference Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable provided that such methodology is consistent with applicable securities exchange rules. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which Series D Preference Shares shall be redeemed from time to time.

(j)            EFFECTIVENESS OF REDEMPTION. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series D Preference Shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that shares so called for redemption have not been surrendered for cancellation or transferred via book-entry, on and after the Redemption Date, no further dividends shall be declared on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

(k)            RESTRICTIONS ON REDEMPTION. Under Bermuda law, the Company may not lawfully redeem Preference Shares (including the Series D Preference Shares) at any time if the Company has reasonable grounds for believing that the Company is or would after the redemption be unable to pay its liabilities as they become due. Preference Shares (including the Series D Preference Shares) may not be redeemed except out of the capital paid up thereon, out of funds of the Company that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption or purchase. The premium, if any, payable on redemption or purchase must be provided for out of funds of the Company that would otherwise be available for dividend or distribution or out of the Company’s share premium account before the Preference Shares are redeemed or purchased. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of the Company’s assets would thereby be less than the aggregate of the Company’s liabilities, issued share capital and share premium accounts. Preference Shares also may not be redeemed if as a result of the redemption, the Company’s issued share capital would be reduced below the minimum subscribed share capital of $12,000 specified in the Company’s memorandum of association or if the Company is or would after such redemption be in breach of the ECR or eligible capital requirements contained within the Insurance Act and applicable rules and regulations thereunder as may from time to time be issued by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act or any successor legislation.

SECTION 8. SUBSTITUTION OR VARIATION

(a)            At any time following a Tax Event or at any time following a Capital Disqualification Event, the Company may, without the consent of any holders of the Series D Preference Shares, vary the terms of the Series D Preference Shares such that they remain securities, or exchange the Series D Preference Shares with new securities, which (i) in the case of a Tax Event, would eliminate the substantial probability that the Company or any Successor Company would be required to pay any additional amounts with respect to the Series D Preference Shares as a result of a Change in Tax Law or (ii) in the case of a Capital Disqualification Event, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any member thereof, where subdivided into tiers, qualify as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA (or any successor agency or then-applicable regulatory authority) which would include, without limitation, the ECR. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series D Preference Shares prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, dividend payable on, the Redemption Dates (other than any extension of the period during which an optional redemption may not be exercised by the Company) or currency of, the Series D Preference Shares, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Series D Preference Shares, or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under this Certificate of Designations), but unpaid with respect to such holder’s securities.

(b)            Prior to any variation or exchange, the Company shall be required to receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Series D Preference Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.

(c)            Any variation or exchange of the Series D Preference Shares described above shall be made after notice is given to the holders of the Series D Preference Shares not less than 30 days nor more than 60 days prior to the date fixed for variation or exchange, as applicable.

SECTION 9. VOTING RIGHTS.

(a)            GENERAL. The holders of Series D Preference Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law. On any item on which the holders of Series D Preference Shares are entitled to vote, such holders shall be entitled to one vote for each Series D Preference Share held.

(b)            RIGHT TO ELECT TWO DIRECTORS UPON NONPAYMENT EVENTS. If and whenever dividends on any Series D Preference Shares have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the holders of Series D Preference Shares, voting together as a single class with the holders of any and all Voting Preference Shares then outstanding, shall be entitled to vote for the election of a total of two additional directors to the Board of Directors (the “Preference Shares Directors”); provided that it shall be a qualification for election for any such Preference Shares Director that the election of such director shall not cause the Company to violate the corporate governance requirements of the U.S. Securities and Exchange Commission or the NASDAQ Global Select Market (or any other securities exchange or other trading facility on which securities of the Company may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Company shall use its best efforts to increase the number of directors constituting the Board of Directors to the extent necessary to effectuate such right. Each Preference Shares Director shall be added to an already existing class of directors.

In the event that the holders of the Series D Preference Shares, and any such other holders of Voting Preference Shares, shall be entitled to vote for the election of the Preference Shares Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special general meeting, or at any annual general meeting of shareholders, and thereafter at the annual general meeting of shareholders. At any time when such special voting power has vested in the holders of any of the Series D Preference Shares as described above, the chief executive officer of the Company shall, upon the written request of the holders of record of at least 10% of the Series D Preference Shares then outstanding addressed to the secretary of the Company, call a special general meeting of the holders of the Series D Preference Shares for the purpose of electing directors. Such meeting shall be held at the earliest practicable date in such place as may be designated pursuant to the Bye-Laws (or if there be no designation, at the Company’s principal office in Bermuda). If such meeting shall not be called by the Company’s proper officers within 20 days after the Company’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Company’s secretary at the Company’s principal office, then the holders of record of at least 10% of the Series D Preference Shares then outstanding may designate in writing one such holder to call such meeting at the Company’s expense, and such meeting may be called by such holder so designated upon the notice required for annual general meetings of shareholders and shall be held in Bermuda, unless the Company otherwise designates. Any holder of the Series D Preference Shares so designated shall have access to the Company’s register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.

At any annual or special general meeting at which the holders of the Series D Preference Shares shall be entitled to vote, voting separately as a class, for the election of the Preference Shares Directors following a Nonpayment Event, the presence, in person or by proxy, of the holders of 50% of such Series D Preference Shares shall be required to constitute a quorum of the Series D Preference Shares for the election of any director by the holders of the Series D Preference Shares, voting separately as a class. At any such meeting or adjournment thereof, the absence of a quorum of the Series D Preference Shares shall not prevent the election of directors other than those to be elected by the Series D Preference Shares, voting separately as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Series D Preference Shares, voting separately as a class.

The Preference Shares Directors so elected by the holders of the Series D Preference Shares shall continue in office (i) until their successors, if any, are elected by such holders or (ii) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of the Series D Preference Shares to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series D Preference Shares to vote as a class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series D Preference Shares shall terminate.

When dividends have been paid (or declared and a sum sufficient for such payment set aside) in full on the Series D Preference Shares for at least four Dividend Periods, whether or not consecutive, after a Nonpayment Event, then the holders of Series D Preference Shares shall be divested of the right to elect the Preference Shares Directors (subject to revesting of such voting rights in the event of each subsequent Nonpayment Event pursuant to this Section 9) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and if and when the rights of holders of Voting Preference Shares to elect the Preference Shares Directors shall have ceased, the terms of office of all the Preference Shares Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For purposes of determining whether dividends have been paid for four Dividend Periods following a Nonpayment Event, the Company may take account of any dividend it elects to pay for such a Dividend Period after the Dividend Payment Date for the Dividend Payment Period has passed.

Any Preference Shares Director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under the Bye-Laws, of Series D Preference Shares and Voting Preference Shares then outstanding (voting together as a single class) when they have the voting rights described above. Until the right of the holders of Series D Preference Shares and any Voting Preference Shares to elect the Preference Shares Directors shall cease, any vacancy in the office of a Preference Shares Director (other than prior to the initial election of Preference Shares Directors after a Nonpayment Event) may be filled by the written consent of the Preference Shares Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series D Preference Shares and any Voting Preference Shares (voting together as a single class) when they have the voting rights described above. Any such vote of holders of Series D Preference Shares and Voting Preference Shares to remove, or to fill a vacancy in the office of, a Preference Shares Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preference Shares Directors after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special general meeting of the shareholders of the Company, in which event such election shall be held at such next annual or special general meeting of shareholders). The Preference Shares Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote, unless otherwise adjusted pursuant to the Bye-Laws. Each Preference Shares Director elected at any special general meeting of shareholders of the Company or by written consent of the other Preference Shares Director shall hold office until the next annual general meeting of the shareholders of the Company if such office shall not have previously terminated as above provided.

(c)            VARIATION OF RIGHTS. Other than as provided for in Section 8(a) herein (which permits certain variations without consent by the holders of the Series D Preference Shares), any or all of the special rights of the Series D Preference Shares may be altered or abrogated with the consent in writing of the holders of not less than three-quarters of the issued Series D Preference Shares or with the sanction of a special resolution approved by at least a majority of the votes cast by the holders of the Series D Preference Shares at a separate general meeting in accordance with Section 47(7) of the Companies Act. The necessary quorum requirements for the separate general meeting shall be two or more persons holding or representing by proxy more than fifty percent (50%) of the aggregate voting power of the Series D Preference Shares. The rights attaching to or the terms of issue of such shares or class of shares, as the case may be, shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be altered by the creation or issue of Parity Shares.

(d)            CHANGES FOR CLARIFICATION. Without the consent of the holders of the Series D Preference Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series D Preference Shares taken as a whole, the Company may amend, alter, supplement or repeal any terms of the Series D Preference Shares:

(i)            to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)            to make any provision with respect to matters or questions arising with respect to the Series D Preference Shares that is not inconsistent with the provisions of this Certificate of Designations.

(e)            CHANGES AFTER PROVISION FOR REDEMPTION. No vote or consent of the holders of Series D Preference Shares shall be required pursuant to Section 9(b), (c) or (d) above if at or prior to the time when the act with respect to which such vote or consent would otherwise be required pursuant to such Section shall be effected, all outstanding Series D Preference Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for such redemption, in each case pursuant to Section 7 herein.

(f)            PROCEDURES FOR VOTING AND CONSENTS. The rules and procedures for calling and conducting any meeting of the holders of Series D Preference Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bye-Laws, applicable law and any national securities exchange or other trading facility on which the Series D Preference Shares is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the Series D Preference Shares and any Voting Preference Shares has been cast or given on any matter on which the holders of Series D Preference Shares are entitled to vote shall be determined by the Company by reference to the aggregate voting power, as determined by the Bye-Laws of the Company, of the shares voted or covered by the consent.

SECTION 10. RANKING. The Series D Preference Shares shall, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, rank senior to Junior Shares, junior to any Senior Shares and pari passu with any Parity Shares of the Company, including those that the Company may issue from time to time in the future.

SECTION 11. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Series D Preference Shares may deem and treat the record holder of any Series D Preference Share as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

SECTION 12. NOTICES. All notices or communications in respect of Series D Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, Bye-Laws or by applicable law. Notwithstanding the foregoing, if Series D Preference Shares or depositary shares representing an interest in Series D Preference Shares are issued in book-entry form through DTC, such notices may be given to the holders of the Series D Preference Shares in any manner permitted by DTC.

SECTION 13. NO PREEMPTIVE RIGHTS. No Series D Preference Share shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

SECTION 14. OTHER RIGHTS. The Series D Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bye-Laws or as provided by applicable law.

SCHEDULE III

7.00% FIXED-TO-FLOATING RATE PERPETUAL NON-CUMULATIVE PREFERENCE SHARES, SERIES E RIGHTS

CERTIFICATE OF DESIGNATION OF 7.00% PERPETUAL NON-CUMULATIVE PREFERENCE SHARES, SERIES E OF ENSTAR GROUP LIMITED

SECTION 1. DESIGNATION. The distinctive serial designation of the Series E Preference Shares is “7.00% Perpetual Non-Cumulative Preference Shares, Series E.” Each Series E Preference Share shall be identical in all respects to every other Series E Preference Share, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) herein.

SECTION 2. NUMBER OF SHARES. The authorized number of Series E Preference Shares shall be shall be 5,060. Series E Preference Shares that are redeemed, purchased or otherwise acquired by the Company shall have the status of authorized but unissued shares of the Company, without designation as to class or series.

SECTION 3. DEFINITIONS. As used herein with respect to Series E Preference Shares:

(a)            “additional amounts” has the meaning specified in Section 5(a).

(b)            “BMA” means the Bermuda Monetary Authority.

(c)            “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

(d)            “Capital Adequacy Regulations” means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to the Company from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital or eligible capital (or any equivalent terminology employed by the then applicable capital adequacy regulations).

(e)            “Capital Disqualification Event” means that the Series E Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any subsidiary thereof, where subdivided into tiers, as Tier 2 capital securities under then- applicable Capital Adequacy Regulations imposed upon the Company by the BMA (or any successor agency or then- applicable regulatory authority) which would include, without limitation, the ECR, except as a result of any applicable limitation on the amount of such capital.

(f)            “Certificate of Designations” means this Certificate of Designations relating to the Series E Preference Shares, as it may be amended from time to time.

(g)            “Change in Tax Law” has the meaning specified in Section 7(d).

(h)            “Companies Act” means the Companies Act 1981 of Bermuda, as amended.

(i)            “Dividend Payment Date” has the meaning specified in Section 4(a).

(j)            “Dividend Period” has the meaning specified in Section 4(a).

(k)            “Dividend Record Date” has the meaning specified in Section 4(a).

(l)            “DTC” means The Depository Trust Company, together with its successors and assigns.

(m)            “ECR” means the BMA’s Enhanced Capital Requirements (as defined in the Capital Adequacy Regulations).

(n)            “Insurance Act” means the Insurance Act 1978 of Bermuda, as amended.

(o)            “Issue Date” means November 21, 2018, the original date of issuance of the Series E Preference Shares.

(p)            “Junior Shares” means any class or series of shares of the Company that ranks junior to the Series E Preference Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company. As of the Issue Date, Junior Shares consist of the Series C Preferred Shares, the Non- Voting Convertible Ordinary Shares and the Ordinary Shares.

(q)            “Liquidation Preference” has the meaning specified in Section 6(b).

(r)            “Nonpayment Event” has the meaning specified in Section 9(b).

(s)            “Non-Voting Convertible Ordinary Shares” means the non-voting convertible ordinary shares, par value US$1.00 per share, of the Company.

(t)            “Ordinary Shares” means the ordinary shares, par value US$1.00 per share, of the Company.

(u)            “Parity Shares” means any class or series of shares of the Company that ranks equally with the Series E Preference Shares as to the payment of dividends and as to the distribution of assets on any liquidation, dissolution or winding-up of the Company. As of the Issue Date, Parity Shares consist of the Series D Preference Shares.

(v)            “Preference Shares” means any and all series of preference shares of the Company, including the Series C Preferred Shares, the Series D Preference Shares and the Series E Preference Shares.

(w)            “Preference Shares Directors” has the meaning specified in Section 9(b).

(x)            “Rating Agency” means a nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the U.S. Securities Exchange Act of 1934, as amended, that publishes a rating for the Company.

(y)            “Rating Agency Event” has the meaning specified in Section 7(e).

(z)            “Redemption Date” means any date fixed for redemption in accordance with Section 7.

(aa)          “Redemption Requirements” has the meaning specified in Section 7(b).

(bb)         “Relevant Date” has the meaning specified in Section 5(b)(i).

(cc)           “Relevant Taxing Jurisdiction” has the meaning specified in Section 7(d).

(dd)          “Senior Shares” means any class or series of shares of the Company that ranks senior to the Series E Preference Shares as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding-up of the Company. As of the Issue Date, there are no Senior Shares outstanding.

(ee)          “Series C Preferred Shares” means the Company’s Series C Participating Non-Voting Perpetual Preferred Stock, US$1.00 par value per share and US$0.01 liquidation preference per share.

(ff)           “Series D Preference Shares” means the Company’s 7.00% Fixed-to-Floating Rate Perpetual Non- Cumulative Preference Shares, Series D.

(gg)          “Series E Preference Shares” has the meaning specified in the preamble.

(hh)          “Successor Company” means an entity formed by a consolidation, merger, amalgamation or other similar transaction involving the Company or an entity to which the Company conveys, transfers or leases substantially all its properties and assets.

(ii)            “Tax Event” has the meaning specified in Section 7(d).

(jj)            “Voting Preference Shares” means any other class or series of Preference Shares ranking equally with the Series E Preference Shares with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are exercisable. As of the Issue Date, Voting Preference Shares consist of the Series D Preference Shares.

SECTION 4. DIVIDENDS.

(a)            RATE AND PAYMENT OF DIVIDENDS. The holders of Series E Preference Shares shall be entitled to receive, only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of available funds for the payment of dividends under Bermuda law, non-cumulative cash dividends from, and including, the Issue Date, quarterly in arrears, on the 1st day of March, June, September and December of each year (each, a “Dividend Payment Date”), commencing on March 1, 2019; provided that, if any Dividend Payment Date falls on a day that is not a Business Day, such dividend shall instead be payable on (and no additional dividends shall accrue on the amount so payable from such date to) the first Business Day following such Dividend Payment Date.

To the extent declared, dividends shall accumulate, with respect to each Dividend Period, in an amount per Series E Preference Share equal to 7.00% of the Liquidation Preference per share per annum. Dividends payable on the Series E Preference Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full Dividend Period, and on the basis of the actual number of days elapsed during such Dividend Period with respect to a Dividend Period other than a full Dividend Period.

Dividends, if so declared, that are payable on Series E Preference Shares on any Dividend Payment Date shall be payable to holders of record of Series E Preference Shares as they appear on the register of members of the Company at 5:00 p.m. (New York City time) on the applicable record date, which shall be the 15th day of February, May, August or November, as applicable, immediately preceding such Dividend Payment Date, or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Issue Date, provided that, for any Series E Preference Shares issued after the Issue Date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued) and shall end on and include the calendar day preceding the next Dividend Payment Date.

Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).

Dividends on the Series E Preference Shares shall be non-cumulative. Accordingly, if the Board of Directors or a duly authorized committee of the Board of Directors does not authorize and declare a dividend on the Series E Preference Shares for any Dividend Period on or before the Dividend Payment Date for such Dividend Period, in full or otherwise, then such undeclared dividends shall not cumulate and shall not accrue and shall not be payable, and the Company shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared for any future Dividend Period on Series E Preference Shares.

Holders of Series E Preference Shares shall not be entitled to any dividends or other distributions, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series E Preference Shares as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b)            PRIORITY OF DIVIDENDS. So long as any Series E Preference Shares remain outstanding, unless the full dividend for the last completed Dividend Period on all outstanding Series E Preference Shares and all Parity Shares has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (i) no dividend shall be declared or paid on the Ordinary Shares or any other Junior Shares or any Parity Shares (except in the case of the Parity Shares, on a pro rata basis with the Series E Preference Shares as described below), other than a dividend payable solely in Ordinary Shares or in other Junior Shares or (solely in the case of Parity Shares) in other Parity Shares, as applicable, and (ii) no Ordinary Shares or other Junior Shares or Parity Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (A) as a result of a reclassification of Junior Shares for or into other Junior Shares, or a reclassification of Parity Shares for or into other Parity Shares, or the exchange or conversion of one Junior Share for or into another Junior Share or the exchange or conversion of one Parity Share for or into another Parity Share, (B) through the use of the proceeds of a substantially contemporaneous sale of Junior Shares or (solely in the case of Parity Shares) other Parity Shares, as applicable and (C) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) on the Series E Preference Shares and any Parity Shares, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Series E Preference Shares and all such Parity Shares and payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be paid pro rata in accordance with the respective aggregate liquidation preference of the Series E Preference Shares and any Parity Shares so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series E Preference Share and all Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

(c)            RESTRICTIONS ON PAYMENT OF DIVIDENDS. Pursuant to and subject to the Companies Act, the Company may not lawfully declare or pay a dividend if the Company has reasonable grounds for believing that the Company is, or would after payment of the dividend be, unable to pay its liabilities as they become due, or that the realizable value of the Company’s assets would, after payment of the dividend, be less than the aggregate value of the Company’s liabilities, issued share capital and share premium accounts. No dividend shall be paid if the Company is or would after such dividend be in breach of the ECR or eligible capital requirements contained within the Insurance Act and applicable rules and regulations thereunder as may from time to time be issued by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act or any successor legislation.

SECTION 5. PAYMENT OF ADDITIONAL AMOUNTS.

(a)            The Company shall make all payments on the Series E Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If a withholding or deduction at source is required, the Company shall, subject to certain limitations and exceptions described below, pay to the holders of the Series E Preference Shares such additional amounts (the “additional amounts”) as dividends as may be necessary so that every net payment made to such holders, after such withholding or deduction (including any such withholding or deduction from such additional amounts), shall be equal to the amounts the Company would otherwise have been required to pay had no such withholding or deduction been required.

(b)            The Company shall not be required to pay any additional amounts for or on account of:

any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or any political subdivision thereof or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series E Preference Shares or any Series E Preference Shares presented for payment (where presentation is required for payment) more than 30 days after the Relevant Date (except to the extent that the holder would have been entitled to such amounts if it had presented such shares for payment on any day within such 30 day period). The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders and notice to that effect shall have been duly given to the holders of the Series E Preference Shares;

(i)            any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference or of any dividends on the Series E Preference Shares;

(ii)            any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series E Preference Shares to comply with any reasonable request by the Company addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement that is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

(iii)            any tax, fee, duty, assessment or governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any Treasury regulations or other administrative guidance thereunder); or

(iv)           any combination of items (i), (ii), (iii) and (iv).

(c)            In addition, the Company shall not pay additional amounts with respect to any payment on any such Series E Preference Shares to any holder that is a fiduciary, partnership, limited liability company or other pass- through entity other than the sole beneficial owner of such Series E Preference Shares if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series E Preference Shares.

SECTION 6. LIQUIDATION RIGHTS.

(a)            VOLUNTARY OR INVOLUNTARY LIQUIDATION. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of Series E Preference Shares shall be entitled to receive, out of the assets of the Company available for distribution to shareholders of the Company, after satisfaction of all liabilities and obligations to creditors of the Company, if any, but before any distribution of such assets is made to the holders of Ordinary Shares and any other Junior Shares, a liquidating distribution in the amount equal to US$25,000 per Series E Preference Share, plus declared and unpaid dividends, if any, to the date fixed for distribution.

(b)            PARTIAL PAYMENT. If in any distribution described in Section 6(a) above, the assets of the Company are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series E Preference Shares and all holders of any Parity Shares, the amounts paid to the holders of Series E Preference Shares and to the holders of all such other Parity Shares shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series E Preference Shares and the holders of all such other Parity Shares, but only to the extent the Company has assets available after satisfaction of all liabilities to creditors. In any such distribution, the “Liquidation Preference” of any holder of Series E Preference Shares or Parity Shares of the Company shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Company available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends, whether or not declared, in the case of any holder of shares on which dividends accrue on a cumulative basis).

(c)            RESIDUAL DISTRIBUTIONS. If the Liquidation Preference has been paid in full to all holders of Series E Preference Shares and any holders of Parity Shares, the holders of other shares of the Company shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)            CONTRACTUAL SUBORDINATION. The Series E Preference Shares shall be contractually subordinated in right of payment to all obligations of the Company’s subsidiaries including all existing and future policyholders’ obligations of such subsidiaries.

(e)            MERGER, CONSOLIDATION AND SALE OF ASSETS NOT LIQUIDATION. For purposes of this Section 6, the consolidation, amalgamation, merger, arrangement, reincorporation, de-registration, reconstruction or other similar transaction involving the Company or the sale or transfer of all or substantially all of the shares or the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding-up.

SECTION 7. OPTIONAL REDEMPTION.

(a)            REDEMPTION AFTER March 1, 2024.

The Series E Preference Shares may not be redeemed by the Company prior to March 1, 2024, subject to the exceptions set forth in Sections 7(b), (c), (d) and (e) herein. On and after March 1, 2024, the Company may redeem, in whole or from time to time in part, the Series E Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share, plus declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends.

(b)            VOTING EVENT. The Company may redeem all but not less than all of the Series E Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to $26,000 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, if at any time prior to March 1, 2024 the Company (i) submits to the holders of Ordinary Shares a proposal for an amalgamation, consolidation, merger, scheme of arrangement, reconstruction, reincorporation, de-registration (including de-registration under the U.S. Securities Exchange Act of 1934, as amended) or any other similar transaction involving the Company that requires, or (ii) submits any proposal for any other matter that (as a result of any change in Bermuda law after November 14, 2018, whether by enactment or official interpretation) requires, in either case, a vote of the holders of the Series E Preference Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of Preference Shares); provided that no redemption may occur prior to March 1, 2024 pursuant to this Section 7(b) unless (A) the Company has sufficient funds in order to meet the BMA’s ECR and the BMA (or its successor, if any) approves of the redemption or (B) the Company replaces the capital represented by the Series E Preference Shares with capital having equal or better capital treatment as the Series E Preference Shares under the ECR (the conditions described in clauses (A) and (B) above, the “Redemption Requirements”).

(c)            CAPITAL DISQUALIFICATION EVENT. The Company may redeem, in whole or in part, the Series E Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, at any time within 90 days following the occurrence of the date on which the Company has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series E Preference Shares, (ii) any proposed amendment to, or change in, the laws or regulations of Bermuda that is announced or becomes effective after the initial issuance of the Series E Preference Shares or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations of Bermuda that is announced after the initial issuance of the Series E Preference Shares, a Capital Disqualification Event has occurred; provided that no redemption may occur prior to March 1, 2024 pursuant to this Section 7(c) unless one of the Redemption Requirements is met; provided, further that any redemption in part may only be made if (x) the Company has reasonably determined that the portion of the Series E Preference Shares to be redeemed is the subject of the Capital Disqualification Event and (y) after giving effect to such redemption, the Company has reasonably determined that a Capital Disqualification Event will not exist with respect to the then-outstanding Series E Preference Shares and such redemption will not result in the suspension or removal of the depositary shares representing the Series E Preference Shares from listing on the NASDAQ Global Select Market.

(d)            CHANGE IN TAX LAW. The Company may redeem all but not less than all of the Series E Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,000 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, if as a result of a Change in Tax Law there is, in the Company’s reasonable determination, a substantial probability that the Company or any Successor Company would become obligated to pay additional amounts on the next succeeding Dividend Payment Date with respect to the Series E Preference Shares and the payment of those additional amounts could not be avoided by the use of any reasonable measures available to the Company or any Successor Company (a “Tax Event”); provided that no redemption may occur prior to March 1, 2024 pursuant to this Section 7(d) unless one of the Redemption Requirements is met. As used herein, “Change in Tax Law” means (i) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (ii) a change in the official application or interpretation of those laws, regulations or rulings, (iii) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party or (iv) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to the Company, in each case described in clauses (i) - (iv) above, occurring after November 14, 2018; provided that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a Successor Company is organized, such Change in Tax Law must occur after the date on which the Company consolidates, merges or amalgamates (or engages in a similar transaction) with the Successor Company, or conveys, transfers or leases substantially all of its properties and assets to the Successor Company, as applicable. As used herein, “Relevant Taxing Jurisdiction” means (A) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (B) any jurisdiction from or through which the Company or its dividend disbursing agent is making payments on the Series E Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (C) any other jurisdiction in which the Company or any Successor Company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax. Prior to any redemption upon a Tax Event, the Company shall file with its corporate records and deliver to the transfer agent for the Series E Preference Shares a certificate signed by one of the Company’s officers confirming that a Tax Event has occurred and is continuing (as reasonably determined by the Company). The Company shall include a copy of this certificate with any notice of such redemption.

(e)            RATING AGENCY EVENT. The Company may redeem all but not less than all of the Series E Preference Shares, upon notice given as provided in Section 7(h) herein, at a redemption price equal to US$25,500 per share, plus all declared and unpaid dividends, if any, to but excluding the Redemption Date, without interest on such unpaid dividends, at any time within 90 days after a Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series E Preference Shares, which amendment, clarification or change results in a Rating Agency Event; provided that no redemption may occur prior to March 1, 2024 pursuant to this Section 7(e) unless one of the Redemption Requirements is met. As used herein, “Rating Agency Event” means:

(i)            the shortening of the length of time the Series E Preference Shares are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series E Preference Shares; or

(ii)            the lowering of the equity credit (including up to a lesser amount) assigned to the Series E Preference Shares by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series E Preference Shares.

(f)            NO SINKING FUND. The Series E Preference Shares shall not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series E Preference Shares shall have no right to require redemption, repurchase or retirement of any Series E Preference Shares.

(g)            PROCEDURES FOR REDEMPTION. The redemption price for any Series E Preference Shares shall be payable on the Redemption Date to the holder of such shares against book-entry transfer or surrender of the certificate(s) evidencing such shares to the Company or its agent. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 herein. Prior to delivering notice of redemption as provided below, the Company shall file with its corporate records a certificate signed by one of the Company’s officers affirming the Company’s compliance with the redemption provisions under the Companies Act relating to the Series E Preference Shares, and stating that there are reasonable grounds for believing that the Company is, and after the redemption will be, able to pay its liabilities as they become due and that the redemption will not render the Company insolvent or cause it to breach any provision of applicable Bermuda law or regulation. The Company shall mail a copy of this certificate with the notice of any redemption.

(h)            NOTICE OF REDEMPTION. Notice of every redemption of Series E Preference Shares shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the share register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series E Preference Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series E Preference Shares. Notwithstanding the foregoing, if the Series E Preference Shares or any depositary shares representing interests in the Series E Preference Shares are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series E Preference Shares at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (i) the Redemption Date; (ii) the number of Series E Preference Shares to be redeemed and, if less than all the Series E Preference Shares held by such holder are to be redeemed, the number of such Series E Preference Shares to be redeemed from such holder; (iii) the redemption price; and (iv) that the Series E Preference Shares should be delivered via book-entry transfer or the place or places where certificates, if any, for such Series E Preference Shares are to be surrendered for payment of the redemption price.

(i)            PARTIAL REDEMPTION. In case of any redemption of only part of the Series E Preference Shares at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Company may determine to be fair and equitable provided that such methodology is consistent with applicable securities exchange rules. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which Series E Preference Shares shall be redeemed from time to time.

(j)            EFFECTIVENESS OF REDEMPTION. If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series E Preference Shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that shares so called for redemption have not been surrendered for cancellation or transferred via book-entry, on and after the Redemption Date, no further dividends shall be declared on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.

(k)            RESTRICTIONS ON REDEMPTION. Under Bermuda law, the Company may not lawfully redeem Preference Shares (including the Series E Preference Shares) at any time if the Company has reasonable grounds for believing that the Company is or would after the redemption be unable to pay its liabilities as they become due. Preference Shares (including the Series E Preference Shares) may not be redeemed except out of the capital paid up thereon, out of funds of the Company that would otherwise be available for dividends or distributions or out of the proceeds of a new issue of shares made for the purpose of the redemption or purchase. The premium, if any, payable on redemption or purchase must be provided for out of funds of the Company that would otherwise be available for dividend or distribution or out of the Company’s share premium account before the Preference Shares are redeemed or purchased. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of the Company’s assets would thereby be less than the aggregate of the Company’s liabilities, issued share capital and share premium accounts. Preference Shares also may not be redeemed if as a result of the redemption, the Company’s issued share capital would be reduced below the minimum subscribed share capital of $12,000 specified in the Company’s memorandum of association or if the Company is or would after such redemption be in breach of the ECR or eligible capital requirements contained within the Insurance Act and applicable rules and regulations thereunder as may from time to time be issued by the BMA (or any successor agency or then- applicable regulatory authority) pursuant to the terms of the Insurance Act or any successor legislation.

SECTION 8. SUBSTITUTION OR VARIATION

(a)            At any time following a Tax Event or at any time following a Capital Disqualification Event, the Company may, without the consent of any holders of the Series E Preference Shares, vary the terms of the Series E Preference Shares such that they remain securities, or exchange the Series E Preference Shares with new securities, which (i) in the case of a Tax Event, would eliminate the substantial probability that the Company or any Successor Company would be required to pay any additional amounts with respect to the Series E Preference Shares as a result of a Change in Tax Law or (ii) in the case of a Capital Disqualification Event, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level of the Company or any member thereof, where subdivided into tiers, qualify as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA (or any successor agency or then-applicable regulatory authority) which would include, without limitation, the ECR. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable to holders than the terms of the Series E Preference Shares prior to being varied or exchanged; provided that no such variation of terms or securities received in exchange shall change the specified denominations of, dividend payable on, the Redemption Dates (other than any extension of the period during which an optional redemption may not be exercised by the Company) or currency of, the Series E Preference Shares, reduce the liquidation preference thereof, lower the ranking in right of payment with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Series E Preference Shares, or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under this Certificate of Designations), but unpaid with respect to such holder’s securities.

(b)            Prior to any variation or exchange, the Company shall be required to receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Series E Preference Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred.

(c)            Any variation or exchange of the Series E Preference Shares described above shall be made after notice is given to the holders of the Series E Preference Shares not less than 30 days nor more than 60 days prior to the date fixed for variation or exchange, as applicable.

SECTION 9. VOTING RIGHTS.

(a)            GENERAL. The holders of Series E Preference Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law. On any item on which the holders of Series E Preference Shares are entitled to vote, such holders shall be entitled to one vote for each Series E Preference Share held.

(b)            RIGHT TO ELECT TWO DIRECTORS UPON NONPAYMENT EVENTS. If and whenever dividends on any Series E Preference Shares have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the holders of Series E Preference Shares, voting together as a single class with the holders of any and all Voting Preference Shares then outstanding, shall be entitled to vote for the election of a total of two additional directors to the Board of Directors (the “Preference Shares Directors”); provided that it shall be a qualification for election for any such Preference Shares Director that the election of such director shall not cause the Company to violate the corporate governance requirements of the U.S. Securities and Exchange Commission or the NASDAQ Global Select Market (or any other securities exchange or other trading facility on which securities of the Company may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Company shall use its best efforts to increase the number of directors constituting the Board of Directors to the extent necessary to effectuate such right. Each Preference Shares Director shall be added to an already existing class of directors.

In the event that the holders of the Series E Preference Shares, and any such other holders of Voting Preference Shares, shall be entitled to vote for the election of the Preference Shares Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special general meeting, or at any annual general meeting of shareholders, and thereafter at the annual general meeting of shareholders. At any time when such special voting power has vested in the holders of any of the Series E Preference Shares and any such other holders of Voting Preference Shares as described above, the chief executive officer of the Company shall, upon the written request of the holders of record of at least 10% of the Series E Preference Shares and Voting Preference Shares (taken together as a single class) then outstanding addressed to the secretary of the Company, call a special general meeting of the holders of the Series E Preference Shares and Voting Preference Shares for the purpose of electing directors. Such meeting shall be held at the earliest practicable date in such place as may be designated pursuant to the Bye-Laws (or if there be no designation, at the Company’s principal office in Bermuda). If such meeting shall not be called by the Company’s proper officers within 20 days after the Company’s secretary has been personally served with such request, or within 60 days after mailing the same by registered or certified mail addressed to the Company’s secretary at the Company’s principal office, then the holders of record of at least 10% of the Series E Preference Shares and Voting Preference Shares (taken together as a single class) then outstanding may designate in writing one such holder to call such meeting at the Company’s expense, and such meeting may be called by such holder so designated upon the notice required for annual general meetings of shareholders and shall be held in Bermuda, unless the Company otherwise designates. Any holder of the Series E Preference Shares or Voting Preference Shares so designated shall have access to the Company’s register of members for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such special general meeting shall be called during the period within 90 days immediately preceding the date fixed for the next annual general meeting of shareholders.

At any annual or special general meeting at which the holders of the Series E Preference Shares and any such other holders of Voting Preference Shares shall be entitled to vote, voting together as a single class, for the election of the Preference Shares Directors following a Nonpayment Event, the presence, in person or by proxy, of the holders of 50% of such Series E Preference Shares and Voting Preference Shares (taken together as a single class) shall be required to constitute a quorum of the Series E Preference Shares for the election of any Preference Shares Director. At any such meeting or adjournment thereof, the absence of a quorum of the Series E Preference Shares and Voting Preference Shares shall not prevent the election of directors other than those to be elected by the Series E Preference Shares and Voting Preference Shares, voting together as a single class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Series E Preference Shares and Voting Preference Shares, voting together as a single class.

The Preference Shares Directors so elected by the holders of the Series E Preference Shares and Voting Preference Shares shall continue in office (i) until their successors, if any, are elected by such holders or (ii) unless required by applicable law to continue in office for a longer period, until termination of the right of the holders of the Series E Preference Shares and any other Voting Preference Shares to vote as a class for directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Series E Preference Shares and Voting Preference Shares to vote together as a single class for directors as provided herein, the terms of office of the directors then in office so elected by the holders of the Series E Preference Shares and Voting Preference Shares shall terminate.

When dividends have been paid (or declared and a sum sufficient for such payment set aside) in full on the Series E Preference Shares for at least four Dividend Periods, whether or not consecutive, after a Nonpayment Event, then the holders of Series E Preference Shares shall be divested of the right to elect the Preference Shares Directors (subject to revesting of such voting rights in the event of each subsequent Nonpayment Event pursuant to this Section 9) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and if and when the rights of holders of Voting Preference Shares to elect the Preference Shares Directors shall have ceased, the terms of office of all the Preference Shares Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly. For purposes of determining whether dividends have been paid for four Dividend Periods following a Nonpayment Event, the Company may take account of any dividend it elects to pay for such a Dividend Period after the Dividend Payment Date for the Dividend Payment Period has passed.

Any Preference Shares Director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under the Bye-Laws, of Series E Preference Shares and Voting Preference Shares then outstanding (voting together as a single class) when they have the voting rights described above. Until the right of the holders of Series E Preference Shares and any Voting Preference Shares to elect the Preference Shares Directors shall cease, any vacancy in the office of a Preference Shares Director (other than prior to the initial election of Preference Shares Directors after a Nonpayment Event) may be filled by the written consent of the Preference Shares Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series E Preference Shares and any Voting Preference Shares (voting together as a single class) when they have the voting rights described above. Any such vote of holders of Series E Preference Shares and Voting Preference Shares to remove, or to fill a vacancy in the office of, a Preference Shares Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preference Shares Directors after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special general meeting of the shareholders of the Company, in which event such election shall be held at such next annual or special general meeting of shareholders). The Preference Shares Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote, unless otherwise adjusted pursuant to the Bye-Laws. Each Preference Shares Director elected at any special general meeting of shareholders of the Company or by written consent of the other Preference Shares Director shall hold office until the next annual general meeting of the shareholders of the Company if such office shall not have previously terminated as above provided.

(c)            VARIATION OF RIGHTS. Other than as provided for in Section 8(a) herein (which permits certain variations without consent by the holders of the Series E Preference Shares), any or all of the special rights of the Series E Preference Shares may be altered or abrogated with the consent in writing of the holders of not less than three-quarters of the issued Series E Preference Shares or with the sanction of a special resolution approved by at least a majority of the votes cast by the holders of the Series E Preference Shares at a separate general meeting in accordance with Section 47(7) of the Companies Act. The necessary quorum requirements for the separate general meeting shall be two or more persons holding or representing by proxy more than fifty percent (50%) of the aggregate voting power of the Series E Preference Shares. The rights attaching to or the terms of issue of such shares or class of shares, as the case may be, shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be altered by the creation or issue of Parity Shares.

(d)            CHANGES FOR CLARIFICATION. Without the consent of the holders of the Series E Preference Shares, so long as such action does not affect the special rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series E Preference Shares taken as a whole, the Company may amend, alter, supplement or repeal any terms of the Series E Preference Shares:

(i)            to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii)            to make any provision with respect to matters or questions arising with respect to the Series E Preference Shares that is not inconsistent with the provisions of this Certificate of Designations.

(e)            CHANGES AFTER PROVISION FOR REDEMPTION. No vote or consent of the holders of Series E Preference Shares shall be required pursuant to Section 9(b), (c) or (d) above if at or prior to the time when the act with respect to which such vote or consent would otherwise be required pursuant to such Section shall be effected, all outstanding Series E Preference Shares shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for such redemption, in each case pursuant to Section 7 herein.

(f)            PROCEDURES FOR VOTING AND CONSENTS. The rules and procedures for calling and conducting any meeting of the holders of Series E Preference Shares (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Bye-Laws, applicable law and any national securities exchange or other trading facility on which the Series E Preference Shares is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the Series E Preference Shares and any Voting Preference Shares has been cast or given on any matter on which the holders of Series E Preference Shares are entitled to vote shall be determined by the Company by reference to the aggregate voting power, as determined by the Bye-Laws of the Company, of the shares voted or covered by the consent.

SECTION 10. RANKING. The Series E Preference Shares shall, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up, rank senior to Junior Shares, junior to any Senior Shares and pari passu with any Parity Shares of the Company, including those that the Company may issue from time to time in the future.

SECTION 11. RECORD HOLDERS. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Series E Preference Shares may deem and treat the record holder of any Series E Preference Share as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

SECTION 12. NOTICES. All notices or communications in respect of Series E Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, Bye-Laws or by applicable law. Notwithstanding the foregoing, if Series E Preference Shares or depositary shares representing an interest in Series E Preference Shares are issued in book-entry form through DTC, such notices may be given to the holders of the Series E Preference Shares in any manner permitted by DTC.

SECTION 13. NO PREEMPTIVE RIGHTS. No Series E Preference Share shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

SECTION 14. OTHER RIGHTS. The Series E Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Bye-Laws or as provided by applicable law.

SCHEDULE IV

ACTIONS NOT TO BE TAKEN BY THE BOARD

Capitalized terms contained in this Schedule IV shall have the same meaning given to them in the Topco Operating Agreement, noting that the below directly reflects sections 5.10 and 5.11 of the Topco Operating Agreement.

5.10	Disinterested Board Approval Matters. (a) The Company shall not, and shall procure that no other Group Company shall, take (or omit to take, as applicable) any of the following actions except with the approval of a majority of the Disinterested Directors (“Disinterested Board Approval”): amend, waive any rights under or otherwise modify the Sixth Street ALM Agreement or the Sixth Street IMA, in each case to the extent that, immediately following any such amendment, waiver or modification, the terms of the Sixth Street ALM Agreement or the Sixth Street IMA (as applicable) are not consistent in all material respects with (or otherwise on terms more favorable to the relevant Group Companies than): (A) the terms set forth in Part A or Part B (as applicable) of Annex B; or (B) to the extent that the relevant terms are not addressed in Part A or Part B (as applicable) of Annex B, arm’s length terms;

(ii)            enter into, renew (to the extent that any such renewal requires any affirmative action to be taken by any Group Company) or amend any transaction or arrangement between any Group Company, on the one hand, and Sixth Street and its Affiliates, on the other hand (each, an “Affiliated Agreement”) that is material in the context of the business of the Group from time to time; provided that this paragraph 1.01(a)(ii) shall not apply to the Sixth Street ALM Agreement, the Sixth Street IMA or any New Sixth Street IMA or New Sixth Street ALM Agreement;

(iii)            any decision, action or inaction by any Group Company which has the effect of terminating any Affiliated Agreement; provided that, if at the time that any renewal or termination of any Affiliated Agreement is to be considered by the Board, there are only six or fewer Disinterested Directors in office and a vote in respect of such matter results in a tie (being an equal number of votes cast for and against the relevant resolution), the Board’s consideration of (and any vote on) such matter shall be deferred until such time as there are seven Disinterested Directors in office (and each such Affiliated Agreement shall continue in force, and shall not be terminated, before such time);

(iv)            enter into or agree to enter into on or after the Closing Date any Affiliated Agreement relating to investment management (other than the Sixth Street IMA) (each, a “New Sixth Street IMA”); provided that Disinterested Board Approval shall not be required to the extent that:

(A)            the terms of such New Sixth Street IMA are: (1) consistent in all material respects with (or otherwise on terms more favorable to the relevant Group Companies than) the terms set forth in Part B of Annex B; (2) otherwise arm’s length; and (3) not inconsistent in any material respect with any decision taken by a majority of Disinterested Directors in respect of any matter previously considered under paragraph 1.01(a)(i); provided that, if the Sixth Street IMA has previously been terminated following a Disinterested Board Approval obtained under paragraph 1.01(a)(iii), this paragraph 1.01(a)(iv)(A) shall not apply to the terms of such New Sixth Street IMA, in respect of which Disinterested Board Approval shall be required unless paragraph 1.01(a)(iv)(B) applies; or

(B)            (1) such New Sixth Street IMA is on arm’s length terms, (2) such New Sixth Street IMA becomes effective no earlier than the date that is six months (or such shorter period as may be determined by Disinterested Board Approval) following completion of any Liquidity Event and (3) the entry into such New Sixth Street IMA is not a condition precedent to completion of any Liquidity Event;

(v)            enter into or agree to enter into on or after the Closing Date any Affiliated Agreement relating to asset and liability management services (other than the Sixth Street ALM Agreement) (each, a “New Sixth Street ALM Agreement”); provided that Disinterested Board Approval shall not be required to the extent that the terms of such New Sixth Street ALM Agreement are: (1) consistent in all material respects with (or otherwise on terms more favorable to the relevant Group Companies than) the terms set forth in Part A of Annex B; (2) otherwise arm’s length; and (3) not inconsistent in any material respect with any decision taken by a majority of Disinterested Directors in respect of any matter previously considered under paragraph 1.01(a)(i); provided that, if the Sixth Street ALM Agreement has previously been terminated following a Disinterested Board Approval obtained under paragraph 1.01(a)(iii), this paragraph 1.01(a)(v) shall not apply to the terms of such New Sixth Street ALM Agreement, in respect of which Disinterested Board Approval shall be required;

(vi)           enter into any material transaction or arrangement (including any reinsurance transaction) between any Group Company, on the one hand, and TFGI or any of its Affiliates, on the other hand;

(vii)           any decision by any Group Company to allocate (for discretionary management pursuant to one or more investment management or similar agreements) to Sixth Street or any of its Affiliates any assets of the Group, to the extent that such allocation would result, immediately after such allocation, in Sixth Street or its Affiliates discretionarily managing (pursuant to the Sixth Street IMA and one or more New Sixth Street IMAs) 25% or more of the total assets of the Group;

(viii)         any update to Exhibit B for purposes of the definition of Sixth Street Competitor set forth in paragraph 1.01 that will result in: (A) more than five firms being added to Exhibit B in connection with such update; or (B) a greater aggregate number of Sixth Street Competitors than is set forth on Exhibit B as of the date of this Agreement;

(ix)            the selection by Sixth Street or its Affiliates of any Person (other than any Approved Firm) to validate any fees payable by any Group Company to Sixth Street or its Affiliates (as contemplated under the Sixth Street ALM Agreement, Sixth Street IMA, and any New Sixth Street ALM Agreement or New Sixth Street IMA);

(x)             if Sixth Street Insurance provides to any Group Company any investment management services pursuant to the Sixth Street IMA or any New Sixth Street IMA in respect of asset classes and strategies that are additional to those listed in Part A of Annex B, the investment management fees payable to Sixth Street Insurance of such services;

(xi)            the decision to designate any issuance of Additional Securities as an Excluded Issuance under sub-clause (f) of the definition of Excluded Issuance in paragraph 1.01;

(xii)            the decision to treat any Additional Member (excluding, for the avoidance of doubt, any Permitted Transferee of any Member admitted to the Company on or prior to the Closing Date) as a Qualifying Direct Co-Investor; provided that, for the avoidance doubt, no Disinterested Board Approval shall be required for the Voting Member to appoint, subject to paragraph 5.01 any Director (including upon the nomination of one or more Members); or

(xiii)            any other matter not contemplated by this Agreement that a majority of Disinterested Directors, acting reasonably and in good faith, determine by Disinterested Director Determination give rise to a conflict of interest between Sixth Street and its Affiliates (including the Class A Directors), on the one hand, and any Group Company, on the other hand, that cannot be appropriately mitigated and should be referred for Disinterested Board Approval;

provided that (subject to paragraph 1.01(a)(iii)), if and to the extent that a vote in respect of a Disinterested Board Approval matter results in a tie (being an equal number of votes cast for and against the relevant resolution), the relevant Disinterested Board Approval shall be deemed not to have been resolved on and the status quo in respect of the matter giving rise to the Disinterested Board Approval shall continue.

(b)  Directors who are not Disinterested Directors will abstain from voting on, but shall not be prohibited or restricted from discussing or receiving information or advice relating to, Disinterested Board Approval matters.

5.11 Requisite Holder Approval Matters. The Company shall not, and shall procure that no other Group Company shall, take (or fail to take, as applicable) any of the following actions except with the approval of the Requisite Holders (such approval, a “Requisite Holder Approval”):

(a)            any change in the composition or size of the Board which would result in: (i) an increase in the number of Class A Directors; or (ii) any change to the definition of “Disinterested Directors”;

(b)            dissolve or liquidate, or adopt any plan of dissolution or liquidation of, the Company or any Material Subsidiary, except in connection with restructurings of the Group in the ordinary course;

(c)            the incurrence of any financial indebtedness (excluding: (i) any indebtedness solely between Group Companies; (ii) the issuance of any preferred equity by any Group Company (howsoever preferred, including by way of contract) or any similar or equivalent instrument; (iii) letters of credit or any similar or equivalent instrument; and (iv) short-term indebtedness, including under revolving credit or similar facilities) by any Group Company which, at the time of the incurrence of such indebtedness (and taking into account such incurrence), would cause the aggregate outstanding principal amount of the consolidated financial indebtedness of the Group to exceed the Specified Leverage Percentage of “total capital” (which shall be calculated as the consolidated net worth plus the consolidated financial indebtedness of the Group); provided that (for the avoidance of doubt) Requisite Holder Approval shall not be required for any of the items set out in sub-clauses (i) to (iv);

(d)            any material decision in relation to the conduct of any claim or dispute between any Group Company, on the one hand, and Sixth Street or any of its Affiliates, on the other hand, in connection with any Affiliated Agreement; or

(e)            any amendment to this Agreement that has a disproportionate adverse effect on the Direct Co-Investors relative to the Elk Member (other than as a result of any Direct Co-Investor electing not to exercise any rights granted to such Direct Co-Investor pursuant to the terms of this Agreement).